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Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505

April 9, 2009

Dear Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Xerox Corporation to be held on Thursday, May 21, 2009, at Xerox’s Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

At the Annual Meeting of Shareholders you will be asked to vote upon the election of ten directors and to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.

After more than 35 years of unwavering loyalty and deep involvement in the affairs of the Company, Vernon Jordan is retiring from the Board of Directors. He has served longer than any other member of our Board and has consistently provided us with wisdom, clarity and perspective. I speak for all my colleagues when I say that his contributions have been of immense value and we are grateful for his insightful leadership over these many years.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described in the following pages. Voting instructions are provided in the accompanying voting instruction and proxy card.

For the Board of Directors,

Anne M. Mulcahy Chairman and Chief Executive Officer

Notice of 2009 Annual Meeting of Shareholders

Date and Time:	Thursday, May 21, 2009, at 9:00 a.m.

Location:	Xerox’s Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut 06856

Purpose:	(1) Election of 10 directors;

(2) Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009; and

(3) Consider such other business as may properly come before the meeting.

Record Date:	March 23, 2009 — You are eligible to vote if you were a shareholder of record on this date.

Proxy Voting:	(1) Telephone;

(2) Internet; or

(3) Proxy Card.

Please review the accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 21, 2009.

The Proxy Statement and 2008 Annual Report are available at
http://www.edocumentview.com/XRX

By order of the Board of Directors,
Don H. Liu
Senior Vice President, General Counsel and Secretary

April 9, 2009

TABLE OF CONTENTS

GENERAL	4
The Meeting	4
Shares Entitled to Vote	4
Annual Meeting Admission	4
Proxy Voting and Quorum	4
Choices in Voting	4
ESOP Voting Instruction	5
Required Vote	5
PROPOSAL 1 — ELECTION OF DIRECTORS	5
Board of Directors’ Recommendation	5
Corporate Governance	5
Director Independence	6
Certain Relationships and Related Person Transactions	6
Committee Functions, Membership and Meetings	7
Audit Committee	7
Compensation Committee	8
Compensation Committee Interlocks and Insider Participation	8
Corporate Governance Committee	8
Finance Committee	9
Attendance and Compensation of Directors	9
Summary of Director Annual Compensation	9
Terms Used in Biographies	11
Biographies	11
Ownership of Company Securities	14
Compensation Discussion and Analysis	16
Report of the Compensation Committee of the Board of Directors	30
Summary Compensation Table	31
Grants of Plan-Based Awards in 2008	34
Outstanding Equity Awards at 2008 Fiscal Year-End	35
Option Exercises and Stock Vested in 2008	36
Pension Benefits for the 2008 Fiscal Year	37
Non-Qualified Deferred Compensation	39
Potential Payments upon Termination or Change in Control	40
Equity Compensation Plan Information	43
Indemnification Actions	44
Directors and Officers Liability Insurance and Indemnity	44
Section 16(a) Beneficial Ownership Reporting Compliance	44

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
Principal Auditor Fees and Services	44
Audit Committee Report	45
Board of Directors’ Recommendation	45
OTHER MATTERS	46
Other Actions at Meeting	46
Information about this Solicitation of Proxies	46
Confidential Voting	46
Communication with Non-Management Directors by Interested Parties	46
Multiple Shareholders Having the Same Address	46
Availability of Additional Information	46
Notice and Access	46
REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS	47
Shareholder Proposals for 2010 Meeting	47
Corporate Governance Committee – Director Nomination Process	47

PROXY STATEMENT

GENERAL

The Meeting

The Board of Directors of Xerox Corporation (Company) is requesting your proxy for the 2009 Annual Meeting of Shareholders to be held on May 21, 2009, beginning at 9:00 a.m., and any adjournments that follow. The meeting will be held at Xerox’s Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut.

Shares Entitled to Vote

Holders of record of the Company’s Common Stock, par value $1 per share (Common Stock), as of the close of business on March 23, 2009, are entitled to vote. On that date, there were 864,786,552 shares of Common Stock outstanding. At the meeting, each share of Common Stock is entitled to one vote on each proposal.

Annual Meeting Admission

You must present an admission ticket, Xerox Shareholders’ Meeting Notice or other proof of ownership of Xerox Common Stock as of the record date, as well as a form of personal photo identification, such as a driver’s license, in order to be admitted to the meeting.

If you are a registered shareholder:

  If you plan to attend the meeting, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

  If you bring your Xerox Shareholders’ Meeting Notice, that will serve as your admission ticket.

  If you vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an admission ticket.

If your shares are held beneficially in the name of a bank, broker or other holder of record:

  To obtain an admission ticket, you may request an admission ticket in advance by calling Shareholder Services at (203) 849-2315 or mailing a written request, along with proof of your ownership of Xerox Common Stock as of the record date, to Xerox Corporation, Shareholder Services, P.O. Box 4505, Norwalk, CT 06856-4505. All calls and written requests for admission tickets must be received no later than the close of business on May 19, 2009.

  If you bring your Xerox Shareholders’ Meeting Notice, that will serve as your admission ticket.

If you do not obtain an admission ticket in advance of the meeting, you must present proof of your ownership of Xerox Common Stock as of the record date, such as a bank or brokerage account statement or other evidence of ownership from your bank or broker, in order to be admitted to the meeting.

You can find directions to the meeting online at http://www.edocumentview.com/XRX or by calling Shareholder Services at (203) 849-2315.

Proxy Voting and Quorum

If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares can be voted only when represented by a properly submitted proxy.

Shareholders of record may vote their proxies by telephone, Internet or mail. By using your proxy to vote in one of these ways, you authorize the three directors, whose names are listed on the front of the proxy card accompanying this Proxy Statement, to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum.

You may revoke or change your proxy at any time before it is exercised, either in writing addressed to the Secretary of the Company, through the Internet or by telephone voting.

Choices in Voting

You have several choices in completing your voting:

  You may vote on each proposal, in which case your shares will be voted in accordance with your elections.

  In voting on directors, you can vote for or against, or abstain from voting, on each of the directors; if you abstain from voting on a director, no vote will be recorded.

  You may indicate a preference to abstain from voting on proposal 2, in which case no vote will be recorded.

  You may submit a proxy without indicating your voting preferences, in which case the proxies will vote your shares:
  for election of all of the directors nominated by the Board of Directors; and

  for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

ESOP Voting Instruction

Beneficial owners of the shares of Common Stock held in their accounts in the Company’s Employee Stock Ownership Plan (ESOP) can instruct State Street Bank and Trust Company, as ESOP Trustee (ESOP Trustee), by telephone, Internet or mail, how to vote. No matter which method is used, your voting instructions are confidential and will not be disclosed to the Company. By providing your voting instruction in one of these ways, you instruct the ESOP Trustee to vote the shares allocated to your ESOP account. You also authorize the ESOP Trustee to vote a proportion of the shares of Common Stock held in the ESOP trust for which no instructions have been received.

Required Vote

In an uncontested director election, the affirmative vote of a majority of the votes cast “for” and “against” the nominee is required for the election of the director. Any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors shall then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for 2009. Under the law of New York, only votes cast “for” or “against” the selection of PwC will be counted in determining whether the selection of PwC has been ratified. Abstentions and broker non-votes are not treated as votes cast at the meeting for such purposes.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and shall have qualified. The ten persons whose biographies appear beginning on page 11 have been nominated by the Board of Directors to serve as directors based on the recommendation of the Corporate Governance Committee.

All ten nominees bring to us valuable experience from a variety of fields. The Board of Directors has determined that each of the nominees (other than Anne M. Mulcahy, Chairman and CEO of the Company, and Ursula M. Burns, President of the Company) are independent under the New York Stock Exchange Corporate Governance Rules and the Company’s more stringent independence standards.

If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

The Board of Directors recommends a vote

FOR

the election of the ten (10) Directors nominated by the Board of Directors

Corporate Governance

Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Corporate Governance, Audit, Compensation and Finance

Committees can be found on our website at www.xerox.com/corporategovernance. They are also available to any shareholder who requests them in writing addressed to Xerox Corporation, 45 Glover Avenue, P.O. Box 4505, Norwalk, Connecticut 06856-4505, Attention: Corporate Secretary.

The Board and each of the Committees of the Board periodically review and reassess the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors including the CEO and a separate executive session attended only by the independent directors. The Board annually appoints the Chairman of either the Corporate Governance Committee or the Compensation Committee as the lead director, whose responsibility is to preside over the non-management executive sessions and provide appropriate feedback to the CEO.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

(1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the New York Stock Exchange (NYSE) and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

(2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

(3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors have satisfied the foregoing categorical standards and are independent under the NYSE Corporate Governance Rules, with the exception of Anne M. Mulcahy, our Chairman and Chief Executive Officer, and Ursula M. Burns, our President.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions.”

As a result of the aforementioned review, 80% of our nominees for election as directors are deemed to be independent.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy
The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person;” and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person,” provided that such member can be counted for purposes of a quorum and provides such information with respect to the transaction as may be reasonably requested by other members of the committee or the Board.

Certain Employment Arrangements
We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. We currently have two employees who receive more than $120,000 in annual compensation and are related to our named executive officers. These individuals have entered into routine employment arrangements in the ordinary course of business and their compensation is commensurate with that of their peers. None of our named executive officers have a material interest in these employment arrangements. One of those employees is Thomas J. Dolan, Senior Vice President, who has been with the Company for 38 years, is a corporate officer and is a sibling of Anne M. Mulcahy, Chairman and Chief Executive Officer. The Compensation Committee of the Board makes compensation decisions involving Mr. Dolan. As determined by the Compensation Committee, Mr. Dolan was paid $628,830 in base salary and bonus compensation for 2008 and was granted 17,010 performance shares during fiscal year 2008. In addition, 24,571 shares were earned and vested in 2008 in connection with a prior award. The other employee, related to another named executive officer, is a non-executive employee and had annual compensation for 2008 that was less than $200,000.

Committee Functions, Membership and Meetings
Our Board of Directors has four standing committees: Audit, Corporate Governance, Compensation and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2008 and the members of each committee. Ralph Larsen served on the Compensation Committee and Corporate Governance Committee until his retirement from the Board of Directors in May 2008. Mr. Jordan, who currently serves on the Compensation Committee and Corporate Governance Committee, will not stand for reelection at the 2009 Annual Meeting but will continue to be available as a Senior Advisor to the Board.

Audit Committee (12 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.xerox.com/corporategovernance.

The responsibilities of the Audit Committee are:

  oversee the integrity of the Company’s financial statements;

  oversee the Company’s compliance with legal and regulatory requirements;

  assess independent auditors’ qualifications and independence;

  assess performance of the Company’s independent auditors and the internal audit function;

  review the Company’s audited financial statements, including the Company’s specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

  review and approve the Company’s code of business conduct and ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement on page 45.

Members: Glenn A. Britt; Richard J. Harrington; William Curt Hunter; and Robert A. McDonald.

Chairman: Mr. Harrington

The Board has determined that all of the members of the Audit Committee are independent under the Company’s Corporate Governance Guidelines and under the applicable Securities and Exchange Commission (SEC) and NYSE Corporate Governance Rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as defined in the applicable SEC rules, and are financially literate. The SEC has determined that the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Compensation Committee (4 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website as described above. The responsibilities of the Compensation Committee are:

  oversee development and administration of the Company’s executive compensation plans;

  set the compensation of the Chief Executive Officer and other executive officers;

  review and approve the performance goals and objectives for the compensation of the Chief Executive Officer and other officers;

  oversee the evaluation of the Chief Executive Officer and other members of management;

  consult with the Chief Executive Officer and advise the Board about senior management succession planning; and

  review and approve employment, severance, change-in-control, termination and retirement arrangements for all officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in the Company’s Proxy Statement (beginning on page 16) and incorporated by reference in the Company’s Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 30 of this Proxy Statement.

The Compensation Committee has not delegated its authority for officer compensation. The Compensation Committee has, however, delegated all of its authority under the Company’s equity plan to the Chief Executive Officer so that she can grant equity awards to employees below the officer level.

Officer compensation decisions are made by the Compensation Committee after discussing recommendations with the Chief Executive Officer and the Vice President of Human Resources. The Chief Financial Officer signs off on the Company’s financial results used by the Compensation Committee to make compensation decisions. He may attend Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the Chief Executive Officer.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. as an independent consultant to the Compensation Committee. The consultant’s responsibilities are discussed on page 17 of this Proxy Statement.

Members: Glenn A. Britt; Vernon E. Jordan, Jr.; Robert A. McDonald; and N. J. Nicholas, Jr.

Chairman: Mr. Nicholas

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no officer of the Company had an “interlock” relationship, as that term is defined by the SEC, to report.

Corporate Governance Committee (4 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website as described above. The responsibilities of the Corporate Governance Committee are:

  identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

  advise the Board regarding Board composition, procedures and committees;

  develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

  administer the Company’s Related Person Transactions Policy;

  evaluate and recommend director compensation to the Board; and

  oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: William Curt Hunter; Vernon E. Jordan, Jr.; and Ann N. Reese.

Chairman: Mr. Jordan

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Finance Committee (4 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website as described above.

The responsibilities of the Finance Committee are:

  review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage and dividend policy; and

  review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes.

Members: N. J. Nicholas, Jr.; Charles Prince; Ann N. Reese; and Mary Agnes Wilderotter.

Chairman: Ms. Reese

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Attendance and Compensation of Directors

Attendance: 8 meetings of the Board of Directors and 24 meetings of the Board committees were held in 2008. All incumbent directors attended at least 75 percent of the total number of meetings of the Board and Board committees on which they served. The Company’s policy generally is for all members of the Board of Directors to attend the Annual Meeting of Shareholders. All nominees who served as directors last year attended the 2008 Annual Meeting of Shareholders.

We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Director Annual Compensation

Compensation for our directors is determined by the Corporate Governance Committee and approved by the Board of Directors. Directors receive a retainer payable semi-annually in advance for service on the Board of Directors, with additional retainers for serving on the Audit Committee or for serving as a committee chairman. All retainers are paid 50% in cash and 50% in the form of Deferred Stock Units (DSUs). For the cash portion of their compensation, directors have the option to receive cash on a current basis, defer receipt under the existing Xerox Corporation Deferred Compensation Plan for Directors, or receive additional DSUs in lieu of cash. DSUs are a bookkeeping entry that represents the right to receive one share of the Company’s Common Stock at a future date, currently at the earlier of one year after termination of Board service or the date of death. DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that an equivalent number of shares of Common Stock would be entitled to receive dividends. The DSUs are issued under the Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan), a plan that was approved by the Xerox shareholders at the 2004 Annual Meeting of Shareholders.

During fiscal year 2008, the annual retainer for our directors was $130,000; Audit Committee members received an additional $10,000; the chairman of the Audit Committee received an additional $30,000; the chairman of the Compensation Committee received an additional $20,000; and the chairmen of the Corporate Governance and the Finance Committees received an additional $15,000. Directors also received reimbursement for out-of-pocket expenses incurred in connection with their service on the Board.

Each non-employee director is required to establish a meaningful ownership requirement in the Company. This is achieved by paying Directors one-half of their fees in Deferred Stock Units, which by their terms are required to be held until the earlier of one year after termination of Board service or the date of death. Directors who are our employees receive no compensation for service as a director.

Individually, the compensation for each director during fiscal year 2008 was as follows:

					Change in
					Pension
					Value and
	Fees				Non-Qualified
	earned			Non-Equity	Deferred
	or paid in	Stock	Option	Incentive Plan	Compensation	All Other
	cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name of Director (1)	($) (2)	($) (3)	($)	($)	($) (4)	($) (4)	($)
Glenn A. Britt	0	140,000	—	—	—	6,097	146,097
Richard J. Harrington	80,000	80,000	—	—	—	3,965	163,965
William Curt Hunter	0	140,000	—	—	340	4,855	145,195
Vernon E. Jordan, Jr.	72,500	72,500	—	—	1,436	3,749	150,185
Ralph S. Larsen	0	27,100	—	—	—	33,107	60,207
Robert A. McDonald	70,000	70,000	—	—	—	2,372	142,372
N. J. Nicholas, Jr.	0	75,000	—	—	—	79,756	154,756
Charles Prince	32,500	32,500	—	—	—	114	65,114
Ann N. Reese	72,500	72,500	—	—	—	5,611	150,611
Mary Agnes Wilderotter	65,000	65,000	—	—	—	1,714	131,714
____________________

(1)	Mr. Larsen did not stand for reelection at the 2008 Annual Meeting. Mr. Jordan will not stand for reelection at the 2009 Annual Meeting.

(2)

Cash compensation deferred under the Deferred Compensation Plan for Directors is reflected in the “All Other Compensation” column of this table. Cash compensation elected in the form of DSUs under the 2004 Directors Plan is reflected in the “Stock Awards” column of this table.

(3)

Compensation awarded in the form of DSUs or DSUs elected in lieu of cash compensation are reflected in this column. Mr. Britt and Mr. Hunter elected to take their 2008 cash compensation in the form of DSUs under the 2004 Directors Plan. The data presented in this column reflects compensation expense recorded by the Company in 2008 based upon the grant date market price (average of the high and low stock price) of the DSUs, recorded over the requisite service period in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

The total number and value of all DSUs as of the end of 2008 (based on the year-end closing market price of our Common Stock of $7.97) held by each director is as follows: Mr. Britt, 41,249 ($328,755); Mr. Harrington, 26,375 ($210,209); Mr. Hunter, 33,983 ($270,845); Mr. Jordan, 24,867 ($198,190); Mr. Larsen, 36,118 ($287,860); Mr. McDonald, 16,556 ($131,951); Mr. Nicholas, 30,927 ($246,488); Mr. Prince, 2,497 ($19,901), Ms. Reese, 35,827 ($285,541); and Ms. Wilderotter, 12,456 ($99,274).

(4)

Included in the “All Other Compensation” column are the reinvestment of dividend equivalents paid on DSUs during 2008 and deferred cash compensation for 2008 ($75,000 for Mr. Nicholas and $27,083 for Mr. Larsen) under the Deferred Compensation Plan for Directors. Amounts deferred under the Deferred Compensation Plan for Directors are credited with interest at either the investment return on the Xerox Stock Fund in the Xerox Corporation Savings Plan or at the Prime Rate. For 2008, the above market interest rate credited on balances in the Deferred Compensation Plan for Directors that receive the Prime Rate is 0.28%. The interest credits are based on the Prime Rate in effect on the first business day of the month as published in the Wall Street Journal in the “Money Rates” table. This same rate will apply for the entire month. A small portion of the Prime Rate is considered above market due to the relationship of this rate with the statutory rate at the time the Prime Rate interest credit was established. Amounts deemed invested in the prime rate fixed income return investment fund would have accrued interest at rates ranging from 4.00% to 7.25% per annum in fiscal year 2008. Such amounts are included in “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

For information on compensation for directors who are officers, see the executive compensation tables beginning on page 31.

Terms Used in Biographies

To help you consider the nominees, we provide summary biographical information. Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company’s common stock, including restricted shares of common stock issued under the Restricted Stock Plan For Directors, which was terminated upon shareholder approval of the 2004 Directors Plan at the 2004 Annual Meeting; DSUs issued under the 2004 Directors Plan; and common stock owned through the individual’s ESOP account and other Company equity programs. None of the nominees owns any of the Company’s other securities.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Biographies

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. This means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) appears in the Company’s records. All ownership figures are as of February 27, 2009.

Glenn A. Britt
Age: 60	Director since: 2004
Xerox securities owned: 1,000 common shares and 50,660 DSUs
Options/Rights: none
Occupation: Chairman, President and Chief Executive Officer, Time Warner Cable, Inc.
Education: AB, Dartmouth College; MBA, Amos Tuck School of Business Administration
Other Directorships: Time Warner Cable, Inc.; TIAA

Other Background: Joined Time Inc. in 1972. Elected Vice President of Time Inc. in 1986, Treasurer in 1986 and Vice President-Finance in 1988. Became Senior Vice President and Treasurer of Time Warner Inc. and then President and CEO of Time Warner Cable Ventures. Appointed President of Time Warner Cable in 1999 and CEO in 2001. Member of the Audit Committee and Compensation Committee of Xerox.

Ursula M. Burns
Age: 50	Director since: 2007
Xerox securities owned: 227,871 common shares including ESOP account (of this amount immediate family owns 3,458 common shares); and an indirect interest in approximately 2,217 common shares through the Deferred Compensation Plan for Executives
Options/Rights: 1,392,265 common shares
Occupation: President, Xerox Corporation
Education: BS, Polytechnic Institute of New York; MS, Columbia University
Other Directorships: American Express Corporation; Boston Scientific Corporation

Other Background: Joined Xerox in 1980 and subsequently advanced through several engineering and management positions. Named Vice President and General Manager, Departmental Business Unit in 1997; Vice President, Worldwide Manufacturing in 1999; Senior Vice President, Corporate Strategic Services in 2000; Senior Vice President, President, Document Systems and Solutions Group in 2001; and Senior Vice President, President, Business Group Operations in 2002. Elected President in April 2007.

Richard J. Harrington
Age: 62	Director since: 2004
Xerox securities owned: 856 common shares and 31,768 DSUs
Options/Rights: none
Occupation: Retired President and Chief Executive Officer, The Thomson Corporation
Education: BA, University of Rhode Island
Other Directorships: Aetna, Inc.

Other Background: Currently Mr. Harrington serves as Chairman of the Thomson Reuters Foundation. Prior to his retirement, he was President and CEO of The Thomson Corporation. He joined Thomson in 1982 and held a number of leadership positions including President and CEO of Thomson Newspapers; President and CEO of Thomson Professional Publishing; President and CEO of Mitchell International and President of Thomson & Thomson. Employed as an auditor for Arthur Young & Co for six years prior to joining Thomson. Chairman of the Audit Committee of Xerox.

William Curt Hunter
Age: 61	Director since: 2004
Xerox securities owned: 43,355 DSUs and an indirect interest in approximately 7,129 common shares through the Deferred Compensation Plan for Directors and 50 common shares held by immediate family
Options/Rights: none
Occupation: Dean, Tippie College of Business, University of Iowa
Education: BA, Hampton University; MBA, Northwestern University; PhD,
Northwestern University
Other Directorships: Trustee of Nuveen Investments

Other Background: From 2003 to 2006, held position of Dean and Distinguished Professor of Finance at the University of Connecticut. During a 15-year career with the Federal Reserve System, held various official positions including Senior Vice President and Director of Research at the Federal Reserve Bank of Chicago and as Associate Economist on the Federal Reserve’s Federal Open Market Committee (1995-2003). From 1988-1995, he held appointments as research officer and senior financial economist, and then as vice president at the Federal Reserve Bank of Atlanta. Held faculty positions at the University of Georgia, Atlanta University, Emory University and Northwestern University. Member of the Audit Committee and the Corporate Governance Committee of Xerox.

Robert A. McDonald
Age: 55	Director since: 2005
Xerox securities owned: 21,240 DSUs
Options/Rights: None
Occupation: Chief Operating Officer, The Procter & Gamble Company
Education: BS, U.S. Military Academy; MBA, University of Utah
Other Directorships: None

Other Background: Joined Procter & Gamble in 1980. Named Vice President and General Manager - Philippines, Asia/ Pacific-South, Procter & Gamble Far East in 1994; Regional Vice President - Japan, Procter & Gamble Asia in 1996; President, Northeast Asia in 1999; President, Global Fabric & Home Care in 2001; Vice Chairman, Global Operations in 2004; and Chief Operating Officer in 2007. He is a non-voting member of the Board of Directors of The Procter & Gamble Company. Member of the Audit Committee and Compensation Committee of Xerox.

Anne M. Mulcahy
Age: 56	Director since: 2000
Xerox securities owned: 24,503 common shares including ESOP account (of this amount immediate family owns 236 common shares in an ESOP account); 911,435 common shares held indirectly in a GRAT; an indirect interest in approximately 36,730 common shares through the Deferred Compensation Plan for Executives
Options/Rights: 5,944,806 common shares
Occupation: Chairman and Chief Executive Officer, Xerox Corporation
Education: BA, Marymount College
Other Directorships: Citigroup, Inc.; Target Corporation; The Washington Post Company

Other Background: Joined Xerox in 1976 as a sales representative and held various sales and senior management positions. Named Vice President for Human Resources in 1992; Chief Staff Officer in 1997; Senior Vice President in 1998; and Executive Vice President in 1999. Elected President and Chief Operating Officer in May 2000, Chief Executive Officer in August 2001 and assumed the additional role of Chairman on January 1, 2002.

N. J. Nicholas, Jr.
Age: 69	Director since: 1987
Xerox securities owned: 106,700 common shares, 36,017 DSUs and an indirect interest in approximately 70,081 common shares through the Deferred Compensation Plan for Directors;
immediate family owns 1,400 shares
Options/Rights: 25,000 common shares
Occupation: Investor
Education: AB, Princeton University; MBA, Harvard University Graduate School of
Business Administration
Other Directorships: Boston Scientific Corporation; Time Warner Cable, Inc.

Other Background: President of Time, Inc. from 1986 to 1990 and President and Co-Chief Executive Officer, Time-Warner Inc. from 1990 to 1992. Former member of the President’s Advisory Committee on Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Chairman of the Board of Trustees of the Environmental Defense Fund. Chairman of the Compensation Committee and member of the Finance Committee of Xerox.

Charles Prince
Age: 59	Director since: 2008
Xerox securities owned: 10,000 shares of common stock, 6,777 DSUs
Options/Rights: None
Occupation: Chairman, Sconset Group; Vice Chairman and Chairman of the Board of Advisors
Stonebridge International LLC
Education: BA, MA and JD, University of Southern California; LLM, Georgetown University
Other Directorships: Johnson & Johnson

Other Background: Served as Chief Executive Officer of Citigroup Inc. from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002 and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975 and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a member of the Finance Committee of Xerox.

Ann N. Reese
Age: 56	Director since: 2003
Xerox securities owned: 6,654 common shares and 40,780 DSUs
Options/Rights: 5,000 common shares
Occupation: Executive Director, Center for Adoption Policy
Education: BA, University of Pennsylvania; MBA, New York University Graduate
School of Business
Other Directorships: Jones Apparel Group; Sears Holdings

Other Background: Co-founded the Center for Adoption Policy in 2001. Principal, Clayton, Dubilier & Rice, 1999 to 2000. Executive Vice President and Chief Financial Officer, ITT Corporation, 1995 to 1998; Treasurer, ITT Corporation, 1992 to 1995; Assistant Treasurer, ITT Corporation, 1987 to 1992. Chairman of the Finance Committee and member of the Corporate Governance Committee of Xerox.

Mary Agnes Wilderotter
Age: 54	Director since: 2006
Xerox securities owned: 16,790 DSUs
Options/Rights: None
Occupation: Chairman and Chief Executive Officer, Frontier Communications Corporation
Education: BA, College of the Holy Cross
Other Directorships: Frontier Communications Corporation; Tribune Company; Yahoo! Inc.

Other Background: Joined Frontier Communications Corporation (formerly Citizens Communications) in 2004 as President and Chief Executive Officer, named Chairman and Chief Executive Officer in 2006. Senior Vice President of Worldwide Public Sector, Microsoft, 2002-2004. President and Chief Executive Officer, Wink Communications, Inc., 1996-2002. Executive Vice President, National Operations, AT&T Wireless Services, Inc. and Chief Executive Officer of AT&T’s Aviation Communications Division 1995-1996. Senior Vice President, McCaw Cellular Communications Inc., 1990-1995. Member of the Finance Committee of Xerox.

Ownership of Company Securities

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2008, except as set forth below(1).

		Amount and
		Nature of
		Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class
Common Stock	Dodge & Cox	106,793,001(2)	12.3%
	555 California Street, 40th Floor
	San Francisco, CA 94104

Common Stock	State Street Bank and Trust Company, as Trustee under
	other plans and accounts	63,345,605(3)	7.3%
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

Common Stock	BlackRock, Inc.	62,555,681(4)	7.2%
	40 East 52nd Street
	New York, NY 10022

Common Stock	Neuberger Berman Inc.	55,809,901(5)	6.4%
	605 Third Avenue
	New York, NY 10158

____________________

(1)

The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the Form 13G filed by the named entity with the SEC. Dodge & Cox and BlackRock, Inc. are registered investment advisers under the Investment Advisers Act of 1940, as amended. Neuberger Berman Inc. and BlackRock, Inc. each have subsidiaries that are investment advisers under the Investment Advisers Act of 1940, as amended, with beneficial ownership of the shares.

(2)

Within the total shares reported, as to certain of the shares, Dodge & Cox has sole voting power for 100,613,195 shares, shared voting power for 245,800 shares, sole dispositive power for 106,793,001 shares and no shared dispositive power for any of the shares. These securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)

Within the total shares reported, as to certain of the shares, State Street Bank and Trust Company has sole voting power for 32,112,023 shares, shared voting power for 31,233,582 shares, shared dispositive power for 63,345,605 shares and no sole dispositive power for any of the shares. State Street Bank and Trust Company holds 17,261,827 of the total reported shares as ESOP Trustee under the Xerox ESOP. Each ESOP participant may direct the ESOP Trustee as to the manner in which shares allocated to his or her ESOP account shall be voted. The ESOP Trust Agreement provides that the ESOP Trustee shall vote any shares allocated to participants’ ESOP accounts as to which it has not received voting instructions in the same proportions as shares in participants’ ESOP accounts as to which voting instructions are received. Shares which have not been allocated are voted in the same proportion. The power to dispose of shares is governed by the terms of the ESOP Plan and elections made by ESOP participants.

(4)	BlackRock, Inc. and its subsidiary companies have shared voting power and shared dispositive power for 62,555,681 shares, and have no sole dispositive or sole voting power for any of the shares.

(5)

Neuberger Berman Inc. and its entities or affiliates have sole voting power for 36,427,007 shares and shared dispositive power for 55,809,901 shares, and have no sole dispositive power or shared voting power for any of the shares.

Shares of Common Stock of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 27, 2009, were as follows:

	Amount	Total
Name of	Beneficially	Stock
Beneficial Owner	Owned	Interest
Glenn A. Britt	1,000	51,660
Ursula M. Burns	895,134	1,625,811
James A. Firestone	1,018,470	1,394,300
Richard J. Harrington	856	32,624
William Curt Hunter	50	50,534
Vernon E. Jordan, Jr. *	65,834	102,484
Jean-Noel Machon	452,920	583,390
Robert A. McDonald	—	21,240
Anne M. Mulcahy	5,703,484	6,917,474
N. J. Nicholas, Jr.	133,100	239,198
Charles Prince	10,000	16,777
Ann N. Reese	11,654	52,434
Mary Agnes Wilderotter	—	16,790
Lawrence A. Zimmerman	1,018,038	1,285,688
All directors and executive officers as a group (26)	11,473,528	15,661,120
____________________

*	Mr. Jordan will not stand for reelection at the 2009 Annual Meeting.

     Percent Owned by Directors and Executive Officers: Less than 1% of the aggregate number of shares of common stock outstanding at February 27, 2009 is owned by any director or executive officer. The amount beneficially owned by all directors and executive officers as a group amounted to approximately 1.3%.

     Amount Beneficially Owned: The numbers shown are the shares of common stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of common stock which executive officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights are included. Shares held in a GRAT or by family members, shares held in the ESOP accounts and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned.

     Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by directors and executive officers not exercisable within 60 days, deferred stock units, performance shares and restricted stock units. The numbers also include the interests of executive officers and directors in the Xerox Stock Fund under the Xerox Corporation Savings Plan and the Deferred Compensation Plans.

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder value is delivered through a world-class management team. Our executive compensation program plays an important role in attracting, retaining, and rewarding people with the ability, drive, and vision to manage our business and ensure our long-term success. Our executive compensation program is a significant component of our ability to create an advantage for Xerox in an increasingly competitive global market.

The named executive officers (CEO, CFO and three most highly compensated executive officers other than the CEO and CFO) in the 2009 Proxy Statement are:

Anne M. Mulcahy	Chairman and Chief Executive Officer
Ursula M. Burns	President
Lawrence A. Zimmerman	Executive Vice President and Chief Financial Officer
James A. Firestone	Executive Vice President; President, Corporate Operations
Jean-Noel Machon	Senior Vice President; President, Developing Markets Operations

Our compensation objectives are to:

  attract first-class executive talent

  retain key leaders

  reward past performance

  motivate future performance

  align the long-term interests of our officers with those of our shareholders foster the identification and development of leadership potential in key talent

Our executive compensation program is designed to develop and motivate the collective and individual abilities of our management team. We consider business performance and the competitive marketplace in the design, delivery and funding of our total compensation program. We use a variety of compensation elements to achieve these objectives, including base salary, short-term incentive opportunities and long-term incentives. Each element of our executive compensation program provides a framework for governing our overall employee compensation program and affects all employees by setting general standards of performance and helping to create an environment of goals, expectations and rewards linked to performance.

OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee (Committee) administers the executive compensation program on behalf of the Board and our shareholders. The members of the Committee are Glenn A. Britt, Vernon E. Jordan, Jr., Robert A. McDonald, and N.J. Nicholas, Jr., who serves as the Committee chair. The Committee is composed entirely of independent members of the Board, consistent with the governance standards under the listing requirements of the NYSE.

The Committee’s responsibilities are discussed on page 8 of this Proxy Statement, and a complete description of its responsibilities and functions is set forth in its charter, which can be found on the Company’s website at www.xerox.com/corporategovernance. For additional information on the members of the Committee, see “Biographies.”

The Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., to assist with its responsibilities. This consultant works only for the Committee and has performed no work for the Company since being retained as an independent consultant to the Committee. As provided in its charter, the Committee has the authority to determine the scope of the consultant’s services and may terminate the consultant’s engagement at any time. The consultant reports to the Committee chair and is an independent resource if the Committee has any questions or wishes to discuss issues. During fiscal 2008, the consultant provided the following services:

  continuously updated the Committee on trends in executive compensation, including providing the Committee chair with proactive advice on emerging practices,

  reviewed officer compensation levels and the Company’s overall performance compared to a 15-company peer group made up of organizations with which the Company is likely to compete for executive expertise, as well as companies of similar size and scope (see “Our Executive Compensation Principles” for additional information on the Xerox peer group), reviewed incentive compensation designs for short-term and long-term programs,

  reviewed total shareholder return compared to the Xerox peer group, the S&P 500 and an industry peer group made up of companies in the S&P 500 IT Index,

  reviewed Committee materials with management before distribution to Committee members to advise management and the Committee of possible issues and suggested changes,

  attended Committee meetings as requested by the Committee chair, including meetings in executive session, and specifically advised the Committee on CEO compensation decisions.

OUR EXECUTIVE COMPENSATION PRINCIPLES

The following core principles reflect the compensation philosophy of the Company with respect to the named executive officers, as established and refined from time to time by the Committee:

1.	Compensation should reinforce the Company’s business objectives and values.

2.	Compensation should be performance-related.

3.	There should be flexibility in allocating the various compensation elements.

4.	Compensation opportunities should be competitive.

5.	Incentive compensation should balance short-term and long-term performance.

6.	Named executive officers should have financial risk and reward tied to their business decisions.

These principles are intended to motivate the named executive officers to improve the Company’s financial performance; to be personally accountable for the performance of the business units, divisions, or functions for which they are responsible; and to collectively make decisions about the Company’s business that will deliver shareholder value. Here is how we put these principles into practice:

1. Compensation should reinforce the Company’s business objectives and values.
Our executive compensation program includes the incentives necessary to reward the contributions and leadership that serve to increase profits, revenue, and operating cash flow; enhance confidence in our financial stewardship; create and maintain the high morale and commitment of our employees; and enhance our reputation as a responsible corporate citizen.

2. Compensation should be performance-related.
We consider both business performance and the competitive marketplace when we design, deliver and fund our compensation programs. We pay for performance by rewarding superior performers with premium compensation. We reward named executive officers when the Company achieves annual and long-term performance objectives. Likewise, performance below targeted levels results in less than target compensation. The Committee believes that a significant portion of a named executive officer’s total compensation should be at risk and tied to how well the Company, the individual, and the individual’s business unit, division, or function performs against financial objectives and non-financial objectives. Generally two-thirds or more of our named executive officers’ pay is performance-based and, therefore, at risk and variable from year to year. In addition, performance objectives should not encourage executives to take unnecessary risk.

In 2008, base salary on average was less than 25% of the total annual target compensation for our named executive officers. Total target compensation includes base salary, target annual short-term cash incentives, and target annual long-term equity incentive awards.

The Committee also evaluates the Company’s performance and total shareholder return in relation to the peer group (defined below) in an effort to deliver total compensation commensurate with growth in shareholder value.

3. There should be flexibility in allocating the various compensation elements.
The Committee believes that the majority of our named executive officers’ compensation should be at risk through short-term cash and long-term equity incentives. It does not target any specific mix of elements of compensation in cash versus equity, in short-term compensation versus long-term compensation, or in fixed pay versus variable pay, and instead has the flexibility to establish compensation consistent with the principle that the majority of pay should be at risk through short-term and long-term incentives.

4. Compensation opportunities should be competitive.
Our total compensation program must be flexible to competitively attract, retain, and motivate talent to drive the business in a global market. To further this principle, the Committee reviews peer group compensation data from proxy statements annually to ensure our executive compensation program for named executive officers is competitive in the office equipment/technology industry and with the Company’s direct competitors.

     Xerox Peer Group

The Committee compares named executive officer pay to peer group proxy data. Our peer group is made up of companies with which we are likely to compete for executive talent as well as companies of similar size and scope. This group includes global companies in technology, office equipment, services and other related industries. Our 2008 peer group was comprised of:

Accenture	Eastman Kodak	IBM
Automatic Data Processing	Electronic Data Systems*	Lexmark International
Cisco Systems	EMC	Motorola
Computer Science Corp.	Hewlett-Packard	Pitney Bowes
Dell	IKON Office Solutions*	Texas Instruments
____________________
* As a result of mergers, Electronic Data Systems and IKON Office Solutions are not included in the 2009 Peer Group.

Establishing Compensation Ranges

Compensation ranges for named executive officers are established based on the peer group data. The data are analyzed by Mercer Human Resources Consulting, which provides consulting services to the Company. The median of the peer group data is used as a competitive reference point and the compensation ranges are established at plus or minus 30% of the median. The median, therefore, is equivalent to the midpoint of the range. Ranges are set for each of these elements of compensation:

  base salary

  total cash compensation (base salary plus short-term incentives)

  long-term incentives

  total compensation (total cash plus long-term incentives)

5. Incentive compensation should balance short-term and long-term performance.
While the Committee seeks to structure a balance between achieving strong annual results and ensuring the Company’s long-term viability and success, it does not target a specific mix of short-term and long-term incentives. Named executive officers are regularly provided incentive opportunities based on achievement of both short-term and long-term objectives. Participation in the Company’s short-term and long-term incentive programs increases with positions at higher levels of responsibility such as those held by named executive officers who have the greatest influence over time on the Company’s strategic direction and results.

6. Named executive officers should have financial risk and reward tied to their business decisions.
The Committee believes that named executive officers should have a financial interest in the Company’s long-term results. Consequently, we require our named executive officers to be shareholders of the Company and provide them various ways to do so. In addition, the majority of our named executives’ compensation is designed to be at risk through short-term and long-term incentives.

We require each named executive officer as a participant in the Executive Long-Term Incentive Program (E-LTIP) to build and maintain a meaningful level of stock ownership. (A description of the E-LTIP can be found in the section on “Long-Term Incentives.”) Awards under the E-LTIP are subject to a mandatory holding requirement. As determined by the Committee, named executive officers must retain at least 50% of the shares acquired through the vesting of awards, net of taxes, until they achieve their required level of ownership.

Ownership Requirements for Named Executive Officers
Our named executive officers are required to own equity at least equal in value to the following amounts:

Anne M. Mulcahy	5 times base salary
Ursula M. Burns, Lawrence A. Zimmerman, and James A. Firestone	3 times base salary
Jean-Noel Machon	2 times base salary

PERFORMANCE OBJECTIVES

The Committee sets individual performance measures for the CEO. The CEO sets individual performance measures for the other named executive officers. Named executive officer objectives align with those of the CEO. The CEO’s performance objectives include:

  financial performance (growing revenue and EPS and improving profitability and cash flow)

  leadership effectiveness (communicating and implementing the Company’s strategic direction, implementing and executing strategic succession plans, setting the appropriate moral and ethical tone, strengthening the Company’s leadership as a model corporate citizen, executing short-term and long-term business plans)

  improving the customer experience (driving significant improvements in products, services and processes, deployment of Lean Six Sigma initiatives)

  continuing to explore opportunities to extend market reach employee satisfaction (retaining key talent, creating a positive employee environment, and providing employee development opportunities)

The Committee expects a high level of collaborative and individual performance and contributions, consistent with our named executive officer level of responsibility. The Committee discusses and evaluates the quality of the overall performance of the CEO after considering the CEO’s self assessment and Company performance. The CEO in turn uses a similar process when reviewing performance of the other named executive officers.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The primary elements of our executive compensation program for our named executive officers are:

1. base salary

2. short-term incentives

3. long-term incentives

4. pension plans

5. 401(k) savings plan

6. perquisites and personal benefits

7. change-in-control agreement

Each year, we provide the Committee with a comparison of the compensation of the named executive officers with that of the named executive officers of the Company’s peer group. The Committee reviews compensation against the midpoint of named executive officer compensation ranges as a competitive reference point. (These compensation ranges are established based on peer group data as described under “Our Executive Compensation Principles”.) Mrs. Mulcahy presents her evaluation of the management team to the Committee, including a review of contribution and performance over the past year, and recommends compensation actions. Following this presentation, the Committee makes its own assessments and formulates compensation amounts for each named executive officer for base salary, short-term and long-term incentives. For each named executive officer (and for each component of compensation), when determining pay, the Committee assesses past contributions, expected future contributions, overall Company performance, succession planning objectives, retention objectives and internal equity with respect to each named executive officer’s compensation compared to other officers within the Company. The Committee also considers affordability. Once all components of compensation are established, the Committee balances this assessment against competitive pay practices and verifies that the total compensation is appropriate, competitive and consistent with the named executive officer’s total compensation range.

Mrs. Mulcahy’s compensation is based on a review of CEO peer group data and takes into account overall Company performance and her role leading Xerox. Mrs. Mulcahy’s compensation is higher than that of our other named executive officers but her compensation is competitive with the compensation of her CEO peer group and is determined under the same programs and policies as other Xerox named executive officers.

The Committee also reviews named executive officer compensation under various termination scenarios similar to the information provided in the table on Potential Payments upon Termination or Change in Control (tally sheet). The Committee uses this information as a reference point to understand compensation, but it is not a material driver of compensation decisions. This assessment is completed with the input of the Committee’s consultant and includes a review of evolving market practices in the office equipment/technology industry and other industries, external regulatory and other developments, the market for executive talent, and the Committee’s and Company’s executive compensation philosophy.

2008 Total Target Compensation

The 2008 total target compensation (base salary + target short-term incentive award + target long-term incentive award) in relation to the midpoint of the total compensation ranges for the named executive officers was as follows:

  Mrs. Mulcahy was 8.6% above the midpoint and within the CEO total compensation range.

  Ms. Burns was 21.2% above the midpoint and within the range.

  Mr. Zimmerman was 8.2% below the midpoint and within the range.

  Mr. Firestone was 15.7% above the midpoint and within the range.

  Mr. Machon was at the midpoint of the range. His total compensation includes other compensation and benefits associated with his international assignment.

     For additional information, see the Summary Compensation Table on page 31.

1. Base Salary
Base salary is the fixed pay element of our compensation program. Every year, the Committee determines the base salary of the CEO, and reviews and approves the CEO’s recommendation for the base salaries of the other named executive officers.

The Committee also reviews named executive officer salaries when there is a specific change, such as a promotion or achievement of an extraordinary level of performance. Salary increases are determined based on a review of peer group proxy data to ensure that pay is competitive, that any increases are consistent with Company succession planning objectives, and that there is internal equity to differentiate pay among named executive officers. The Committee typically approves base salary increases each February, which are effective in April of that year.

2008 Base Salary Actions

In February 2008, the Committee approved base salary increases for the named executive officers, effective April 2008. Consistent with Ms. Burns’ added scope and responsibility as President and her salary relative to that of the CEO, the Committee increased the base salary for Ms. Burns by 5.9%. The Committee also increased the base salaries for Mr. Zimmerman, Mr. Firestone and Mr. Machon by 2%. Based on a review of market data and internal equity, the base salary for Mrs. Mulcahy remained unchanged.

The salaries paid to the named executive officers during fiscal year 2008 are shown in the Summary Compensation Table.

2. Short-Term Incentives
Every February, the Committee approves an annual incentive award (short-term incentive) for the CEO and the other named executive officers. These short-term incentive opportunities provide variable cash compensation based on the achievement of annual performance objectives. The Committee determines these awards according to the Company’s Annual Performance Incentive Plan (APIP).

The process begins after the close of the previous fiscal year (December 31) when the financial results of the Company have been made available to the Board of Directors. The Board then reviews and approves the Company’s annual operating plan for the new fiscal year. At that time, the Committee:

  assesses performance against goals and determines awards for the previous fiscal year sets the overall Company performance measures and payout ranges for the new fiscal year establishes a target, threshold, and maximum short-term incentive opportunity for each named executive officer for the new fiscal year

Short-term incentives are typically paid at the beginning of each year for the previous fiscal year’s performance. Short-term incentives for named executive officers are based on both the CEO’s and the Committee’s assessment of actual Company-wide performance against pre-established Company performance objectives.

Short-Term Incentive Performance Measures
Working with the CEO, the Committee set the APIP short-term incentive performance measures with an expectation of reasonable year-over-year improvement as follows:

     2008 APIP performance measures, weightings and target ranges constant currency revenue growth (weighted at 30%) of 3% - 3.5%, defined as revenue growth adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars earnings per share (weighted at 40%) of $1.31 - $1.35

  core cash flow from operations (weighted at 30%) of $1.9 billion - $1.95 billion, defined as operating cash flow adjusted for on-lease activities and changes in finance receivables

     2009 APIP performance measures, weightings and target ranges (for the first half of 2009)

  earnings per share (weighted at 35%) of $0.35 - $0.40

  core cash flow from operations (weighted at 65%) of $350 million - $450 million, defined as operating cash flow adjusted for on-lease activities and changes in finance receivables

With the financial market turmoil and other challenging market conditions arising from the economic crisis, our focus for 2009 has shifted to concentrating on maintaining adequate levels of operating cash and earnings despite economic weakness and currency changes. This includes improving the cost efficiency of our operations, while in the short-term recognizing that earnings achievement requires adequate revenue performance. As a result, the revenue growth metric was eliminated, and the weighting for core cash flow from operations was increased. The Committee believes that in this environment, earnings per share and core cash flow from operations are the most relevant goals and measures to the Company’s 2009 performance. In consideration of the challenging and unpredictable economy, 2009 APIP performance measures and targets have been set for the first half of the year only, and separate performance measures and targets for the second half of the year are expected to be finalized and approved in July, with each six-month period of APIP performance being calculated separately.

We do not use historical performance as a predictor of future performance. Our future profitability and cash flow are subject to many risk factors, all of which are detailed in our 2008 Form 10-K Report (see Risk Factors section), and contribute to our position that incentive performance goals are challenging to obtain. Some of these challenges include:

  current economic conditions and uncertain outlook

  significant foreign and domestic competition

  ability to develop new technologies

  ability to obtain adequate pricing for our products and to improve our cost structure economic and political conditions, including fluctuating foreign currencies and shifting regulatory schemes ability to fund customer financing activities at economically competitive levels

For these reasons, we expect the 2009 performance targets to be difficult to achieve.

Short-Term Incentive Target and Opportunity
In February of each year, the Committee establishes for each named executive officer an annual short-term incentive target for the new year, expressed as a percentage of the named executive officer’s annual base salary. This incentive target takes into account various factors that management and the Committee deem relevant, including, but not limited to, scope of responsibility and comparables paid to named executive officers by the Company’s peer group.

The annual short-term incentive targets for the named executive officers are unchanged from the previous year as follows:

  Mrs. Mulcahy 150%

  Ms. Burns 125%

  Mr. Zimmerman and Mr. Firestone 100%

  Mr. Machon 70%

The maximum short-term incentive payout opportunity for the named executive officers is two times target.

Determining Short-Term Incentive Awards
Short-term incentive payments for named executive officers are earned as a team working together to achieve overall Company results that drive shareholder value. Among named executive officers, the Committee expects both a high level of collaborative effort as well as individual performance and contributions, consistent with our named executive officer level of responsibility. Therefore, the Committee determines short-term incentive payments based on overall quantitative financial performance.

After the end of the fiscal year, the CEO reviews the Company’s actual performance against each of the financial performance objectives established at the beginning of the year. The Chief Financial Officer signs off on the financial results and communicates these to the Committee; the Committee reviews the actual performance and any extraordinary items or material unusual charges or gains. Subject to the Committee’s review and approval, any such items may be excluded from short-term incentive calculations in order to obtain normalized operational results of the business. In 2008, such excluded items were litigation reserves and restructuring reserves (consistent with the exclusions provided in the Executive Long-Term Incentive Program definitions on page 24) and significant fourth quarter currency impact. Each performance measure is assessed and calculated independently. The results of each measure are added together to determine overall performance results. Additionally, the Committee retains the sole discretion to grant a lower short-term incentive than the calculated incentive payout or no short-term incentive at all, based on appropriate circumstances. Under extraordinary circumstances, if the Committee believes an incentive is necessary to reward and motivate executives, they may provide an incentive that is separate and independent of the calculated incentive payout.

The 2008 payout opportunity varied based on performance as follows:

  below threshold performance – no payout

  performance at threshold – 50% of the annual target

  performance at target – 100% of the annual target

  performance at maximum or higher – 200% of the annual target

2008 Performance

Performance results for 2008 against established measures were:

  constant currency revenue growth of 1.3% – below threshold (2%)

  earnings per share on an adjusted basis of $1.256 – between threshold ($1.25) and target ($1.31)

  core cash flow from operations on an adjusted basis of $1.864 billion – between threshold ($1.5 billion) and target ($1.9 billion)

For 2008 short-term incentive payments, the Committee approved awards for named executive officers equal to 50% of the target, which approximates the average of the operating unit results. The payments were determined in accordance with the process and the applicable targets and weightings described above. The results were as follows: a weighted achievement factor of 22% for earnings per share and 28% for core cash flow from operations, resulting in an overall achievement factor for 2008 of 50%. The Committee believes that the fiscal 2008 short-term incentive payments are consistent with our strategy of rewarding named executive officers for the achievement of important, challenging business goals. These incentive payments are driven by achievement of business results against quantitative measures set in advance by the Committee. In view of the Company’s 2008 results, the Committee believes that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to the Company’s named executive officers.

The annual incentives paid to the named executive officers for fiscal year 2008 are shown in the Summary Compensation Table. Additional information about the short-term incentive opportunities is shown in the Grants of Plan-Based Awards table.

3. Long-Term Incentives
We provide long-term incentives to reward named executive officers for sustained performance and as a retention incentive.

Executive Long-Term Incentive Program
Our Executive Long-Term Incentive Program (E-LTIP) awards are made according to the Xerox Corporation 2004 Performance Incentive Plan (2004 Performance Incentive Plan) approved by our shareholders, which can consist of cash or equity-based awards, including performance shares and restricted stock units. The equity awards granted to named executive officers have generally been in the form of performance shares.

Performance shares may be earned based on achieving annual performance targets and based on achieving three-year cumulative performance between threshold and maximum. If the annual performance targets are achieved, up to one-third of the three-year performance share award can be earned each year. The earn-out range for named executive officer performance shares for the three year cumulative performance is between 0% and 150% of the original award. The three-year cumulative earning of shares is net of shares earned based on annual performance. If three-year cumulative performance is achieved at maximum, named executive officers will receive an additional 50% of their original award amount. Performance shares that have been earned vest three years from the grant date and following Committee certification of the performance results for the applicable three-year period. Restricted stock units are not tied to performance measures and cliff vest at the end of three years. Once vested, performance shares and restricted stock units are paid out in the form of shares of the Company’s common stock. Named executive officers who retire or are involuntarily terminated, other than for cause, before the end of the three-year period, will vest in a pro-rata portion of restricted stock units and earned performance shares. Vesting will occur on the original vesting date. Performance shares and restricted stock units are forfeited if the named executive officer voluntarily terminates employment before the shares vest. Performance shares and restricted stock units fully vest upon death.

On occasion, the Committee has granted restricted stock units as a means of retaining key officers such as named executive officers. Restricted stock units vest over a requisite service period, which typically ranges from three to five years. There are no pro-rations for these retention awards if an officer separates prior to the vesting date. Stock options have not been granted since 2004.

Although equity awards are generally granted on a regular cycle, the Committee occasionally grants off-cycle equity awards to named executive officers for special purposes, such as a new hire, promotion, recognition, and retention.

The collapse of the financial markets in the second half of 2008 and the resulting economic turmoil that continues have prompted the Committee to re-evaluate the long-term incentive strategy and the appropriate E-LTIP design for 2009. The Committee believes E-LTIP awards should strike the appropriate balance between motivating and retaining the executive team and increasing shareholder value. Considering the unpredictable and challenging worldwide economic environment, the 2009 E-LTIP design will not be determined by the Committee until the second quarter of this year.

Long-Term Incentive Performance Share Measures
Each February, the Committee determines the number of performance shares each named executive officer earned under prior years’ grants of performance shares, if any, based on the annual and three-year cumulative performance cycle results. (See the Outstanding Equity Awards table for additional information on earned performance shares.) Following the review of the Company’s operating results for the previous fiscal year, the Committee establishes performance metrics and goals for the new three-year performance share cycle:

2008 E-LTIP performance share measures and weightings

  earnings per share (weighted 60%)

  core cash flow from operations (weighted 40%)

The definitions of these performance measures are listed below:

Earnings Per Share
We define earnings per share as diluted earnings per share from continuing operations as reported in the Company’s audited financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis or the footnotes to the financial statements) items (if equal to or greater than $50 million pre-tax on an individual basis, or in the aggregate per item):

  gains/(losses) from litigation, regulatory matters or any changes in enacted law (including tax law)

  gains/(losses) from asset sales or business divestitures

  restructuring and asset impairment charges

  gains/(losses) resulting from acts of war, terrorism or natural disasters the initial effect of changes in accounting principles that are included within Income from Continuing Operations impairment of goodwill and other intangibles

  gains/(losses) from the settlement of tax audits

  gains/(losses) on early extinguishment of debt

  non-restructuring related impairments of long-lived assets acquisition related expenses including, but not limited to, acquired in-process research and development and integration costs

Core Cash Flow from Operations
Core cash flow from operations is defined as net cash provided by (used for) operating activities as reported in the Company’s audited financial statements, as adjusted for the following items:

  exclusion of net changes in finance receivables and on-lease equipment cash flow impacts (inflows and outflows) resulting from the EPS adjustments identified above, with the exception of cash payments for restructurings cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding year’s Annual Report special discretionary pension fundings in excess of $50 million to prior year shall be excluded

Any other items approved for adjustment of earnings per share or core cash flow from operations will be considered a modification of the award.

Determining E-LTIP Award Value
Long-term incentives are an element of compensation used to reward all named executive officers for sustained performance and as a retention tool to align with succession planning objectives. E-LTIP is awarded based on a review of market data, affordability, and historical and expected future contributions. Each year, the Committee approves a new annual grant for named executive officers. These decisions are made in conjunction with other compensation decisions that the Committee makes for the current fiscal year.

When analyzing the value of our annual long-term incentive awards, we include the entire award value. Special retention restricted stock unit awards are calculated over a three-year period and include only 1/3 of the award value each year. This approach is consistent with how we analyze peer group data.

2008 E-LTIP Actions

The Committee took the following actions related to the executive long-term incentive program in 2008:

  In February 2008, the Committee approved the long-term incentive award values for the named executive officers for the 2008 – 2010 performance cycle. The number of shares granted, effective July 1, 2008, was based on the closing price of Xerox common stock on that date. These performance shares are payable after July 1, 2011 if the Company achieves target performance on either an annual basis or an overall basis for the three-year performance period. Additional shares may be earned if three-year performance results exceed target.

  The award value for Mrs. Mulcahy was increased by 4.5% for her outstanding performance.

  The award value for Ms. Burns was increased by 60% for her increased responsibilities as President.

Additional information on the 2008 awards can be found in the Grants of Plan-Based Awards table.

2008 E-LTIP Performance

In February 2008, the Committee approved 2008-2010 E-LTIP three-year cumulative performance target ranges.

The dramatic and unprecedented economic downturn and the significant shift in exchange rates adversely impacted the Company’s performance in the fourth quarter of 2008. As a result, no performance shares under 2008 E-LTIP were earned for fiscal year 2008. Given 2008 results and the current economic environment, any future payout is at significant risk.

2009 E-LTIP Actions

For reasons discussed above, the 2009 awards will be determined by the Committee in the second quarter of this year.

4. Pension Plans
We provide pension benefits to the named executive officers, under the:

  Xerox Corporation Retirement Income Guarantee Plan (RIGP)

  Xerox Corporation Unfunded Retirement Income Guarantee Plan (Unfunded RIGP)

  Xerox Corporation Unfunded Supplemental Executive Retirement Plan (SERP)

  Xerox International Pension Plan

U.S. Qualified Pension Plan
Retirement Income Guarantee Plan
The named executive officers, other than Mr. Machon, participate in the Company’s tax-qualified pension plan (RIGP) on the same terms as the rest of the Company’s salaried employees. As of January 1, 2008, all participants in RIGP, including named executive officers, were vested. Eligibility for new RIGP participants and rehires was closed in 2005. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 or older, and have at least 10 years of Xerox service. Early retirement benefits are reduced by 5% per year if retiring prior to age 65 (or age 62 with at least 30 years of Xerox service). RIGP is payable as a lump sum or an annuity as elected by the participant. RIGP benefits are subject to IRS limits on the compensation that can be reflected in a qualified plan.

U.S. Non-Qualified Pension Plans
Unfunded Retirement Income Guarantee Plan
Because the Internal Revenue Code limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, the Company has established and maintains a non-tax qualified pension plan (Unfunded RIGP) to compensate executives, including named executive officers other than Mr. Machon, in an equitable fashion for the reduction in their pension benefit resulting from this limitation. This executive retirement plan is purely a restoration plan to provide a comparable level of retirement benefits to those provided to other employees. Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit except that Unfunded RIGP is not payable as a lump sum.

Unfunded Supplemental Executive Retirement Plan
The SERP provides an added benefit that supersedes Unfunded RIGP and when combined with RIGP, delivers a benefit unreduced for early commencement generally at age 60 (age 55 for Mrs. Mulcahy). Eligibility for new SERP participants was closed in 2005. At the end of 2008, there were 19 active employees in SERP. No pay limitations apply in determining the SERP benefit, and the accrual rate can vary. A total benefit is determined by the SERP formula and then the difference between this amount and the RIGP benefit is paid from SERP.

Mrs. Mulcahy is retirement eligible and would commence her SERP benefits upon retirement. Mr. Zimmerman is also retirement eligible and upon retirement would commence his SERP benefits. He has been credited with two years of benefit service for each year of actual Xerox service. His service was accelerated to mitigate the pension impact of joining Xerox later in his career.

The other named executive officers covered by SERP (Ms. Burns and Mr. Firestone) are eligible for benefits at age 60 with 10 years of service. For named executive officers who do not meet the requirements of SERP when they leave Xerox, all non-qualified benefits would come from Unfunded RIGP. Some SERP executives who do not otherwise meet the age 60 vesting requirement have received their accrued SERP benefits as provided under their separation packages.

SERP includes a mid-career hire benefit that applies to a small group of executives including Mr. Zimmerman. This benefit is equal to 150% of the SERP accrual and is designed to mitigate the loss in retirement benefits from a mid-career change in employment.

Xerox International Pension Plan
Mr. Machon is a French citizen, working in the United Kingdom. He is not covered by qualified and non-qualified plans in the U.S. and does not have local retirement plans (other than French social security and other mandatory French pension plans). The Xerox International Pension Plan provides benefits for Mr. Machon to supplement his French pension plans. The pay used to calculate the Xerox International Pension Plan benefit is base pay plus 2/3 of target short-term incentive (not actual) in force at his retirement date. The Plan formula targets a total retirement income of 50% pay when combined with the French pension plans. These benefits are funded and the Plan assets are accumulated in an insurance contract. If the Plan assets as of retirement exceed the value of the formula benefit net of the benefits under the French pension plans, the Plan assets will be distributed in lieu of any other benefits under the Xerox International Pension Plan.

For additional information on the actuarial present value of the accumulated pension benefits for the named executive officers, see the Pension Benefits table.

5. 401(k) Savings Plan
U.S. employees are eligible to participate in a 401(k) savings plan. U.S. named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) savings plan. They are eligible for a match of 50 cents on the dollar up to 6% of eligible pay saved on a before-tax basis, subject to IRS qualified plan compensation limits and highly compensated threshold limits. No benefits are provided to named executive officers in excess of these limits.

6. Perquisites and Personal Benefits
General Benefits
The Company maintains medical and dental insurance, accidental death insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence, and other similar policies. Named executive officers are eligible to participate in these programs on the same basis as the rest of the Company’s salaried employees.

Life Insurance
The Company provides the Xerox Universal Life Plan to eligible U.S. employees, including the named executive officers. Participants receive Company-paid life insurance equal to their death benefit under a previous program, or three times their base salary, whichever is greater. Executives are the sole owners of their policies and are responsible for any taxes due from Company contributions. Xerox will continue to make premium payments for participants who were in the previous Company-paid life insurance program until they reach the later of age 65 or July 2013. Mrs. Mulcahy, Ms. Burns, and Mr. Firestone are among those participants who were in the previous program. Mr. Zimmerman was not in the previous program. His coverage of three times base salary will end when he retires.

Perquisites
The Company periodically reviews the perquisites that named executive officers receive. These perquisites are relatively few in number, and the Committee believes that its policies regarding perquisites are conservative compared to other companies. The primary perquisites for named executive officers are:

  Financial planning: Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation.

  Health physicals: The Company believes it is in the best interest of executives and shareholders to encourage the executive team to have annual comprehensive health physicals.

  Personal use of Company aircraft: For reasons of security and personal safety, the Committee requires Mrs. Mulcahy to use the Company aircraft for all travel. Other executives are allowed personal use of the Company aircraft on a very limited basis.

Other perquisites and personal benefits include:

  Mrs. Mulcahy and Ms. Burns are eligible for home security.

  Mr. Machon receives a car allowance, which is a customary benefit provided to all senior-level Xerox employees in Europe.

  As is the case for any employee on international assignment, Mr. Machon is also provided an international assignment allowance. This allowance does not duplicate compensation already being paid (i.e. car allowance).

  Mr. Machon received a loan over 17 years ago before he was an executive officer of the Company. Details of this loan are described in the Summary Compensation Table.

The total costs to the Company for providing perquisites and personal benefits to the named executive officers during fiscal 2008 are shown in the Summary Compensation Table.

7. Change-in-Control Severance Agreements and Plan Provisions
We have change-in-control severance agreements with each of the named executive officers. We consider these agreements to be in the best interest of our shareholders because they foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if Xerox were to be acquired by another company (change in control). These agreements would enable the named executive officers to continue to perform in their roles when a potential change in control is impending, fulfill their expectations for long-term incentive compensation arrangements, and be protected against the loss of their positions following a change in the ownership or control of the Company.

Change-in-control severance payments are not conditioned on non-compete, non-solicitation, or other negative covenants. These agreements provide specified severance benefits if, within two years following a change in control of the Company, employment is terminated either:

  involuntarily other than for cause, death, or disability, or voluntarily for good reason.

Voluntarily for good reason includes:

  the material diminution of authority, duties, or responsibilities (including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company)

  a reduction in base salary or target short-term incentive

  failure by the Company to increase annual base salary at intervals consistent with the Company’s prior practice; failure to increase salary as has been increased for similarly situated executives material change in the geographic location where the executive is required to be based failure of the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with this agreement

These severance benefits include:

  A lump sum cash payment equal to 2.99 times the then-current annual base salary and short-term incentive award target for the CEO. For the other named executive officers, the lump sum cash payment is generally two times the executive officer’s then-current annual base salary and short-term incentive award target. The Committee views these amounts as reasonable and appropriate for the executive officers, including the CEO.

  Continuation of specified welfare benefits at active employee rates for a period of 36 months for Mrs. Mulcahy and 24 months for other executives.

  A tax reimbursement sufficient to compensate the named executive officer for the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code, but no related tax gross-up.

  Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

In addition to the benefits above, when the change in control occurs, regardless of whether a termination occurs, participating executives are immediately entitled to the following benefits:

  For equity awards prior to February 15, 2007, automatic vesting of all outstanding awards (including service-based restricted stock unit awards, and performance-based stock awards, assuming achievement of the target performance level).

  For equity awards made on or after February 15, 2007, accelerated vesting will occur following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason.

  Immediate payment of the present value of non-qualified pension benefits, based on years of participation and average monthly compensation as of the date of the change in control, provided the change in control conforms with applicable tax regulations regarding deferred compensation. In the event of a change in control that does not conform with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans. Payment is made without regard to the plan’s requirements for age or years of service. The Committee views this payment as appropriate in order to protect the pension benefit that the named executive officer has earned at Xerox.

Each change-in-control severance agreement provides that the executive will remain an employee of the Company for nine months following a potential change in control, or, on the date which the named executive officer is first entitled to receive the benefits described above, if earlier.

Generally, for purposes of the severance agreements, a change in control is deemed to have occurred, subject to specific exceptions, if:

  any person beneficially owns 20 percent or more of the combined voting power of our outstanding securities a majority of our Directors are replaced under specific circumstances there is a merger or consolidation involving the Company

  all or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution

The Committee believes that it is in the best interests of the Company and its shareholders to offer such change-in-control arrangements to its named executive officers. The Company competes for executive talent in a highly competitive market in which companies offer similar benefits to senior employees. The Committee periodically reviews change-in-control severance payment amounts against benchmark data to ensure that amounts are consistent with market practices. All non-qualified options under the 1991 Long-Term Incentive Plan and the 1998 Employee Stock Option Plan are accompanied by option surrender rights. If there is a change in control, all vested rights that are in the money become payable in cash as soon as practical.

The amount of the estimated payments and benefits payable to the named executive officers assuming a change of control of the Company and a qualifying termination of employment as of the last day of fiscal 2008 is presented in the table showing Potential Payments Upon Termination or Change in Control.

NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan for Executives was frozen in 2002. The amount in this plan for each participant represents balances from deferrals made before 2002. Details regarding the above-market interest credited in 2008 to non-qualified deferred compensation balances from compensation that was deferred prior to 2002 and for aggregate account balances as of fiscal year-end 2008 are provided in the Summary Compensation Table and the Non-Qualified Deferred Compensation table. The Committee views the amount of above-market interest as immaterial.

EMPLOYMENT AND SEPARATION AGREEMENTS

The Company does not generally enter into employment agreements with its named executive officers. As a result, these named executive officers serve at the will of the Board of Directors.

This policy enables the Company to remove a named executive officer before retirement whenever it is in the best interest of the Company, with full discretion to decide on a severance package for that individual (excluding vested benefits). When a named executive officer is removed from his or her position, the Committee exercises its business judgment in considering whether or not to approve an appropriate severance arrangement for the individual in light of all relevant circumstances, including but not limited to his or her term of employment, past accomplishments, and reasons for separation from the Company.

The Company’s policy in the U.S. generally provides severance for management-level salaried employees who are separated from the Company involuntarily, including named executive officers, only if the individual signs a release of claims against the Company. For separations due to a reduction in force, the amount of severance provided by the policy is equal to the greater of 26 weeks of base pay or the number of weeks of base pay identified in the severance schedule based on years of service. For involuntary separations other than a reduction in force or for cause, severance payments are generally equal to three months of base pay. Officer separation agreements include a non-engagement in detrimental activity agreement.

COMPENSATION RECOVERY POLICY

Our separation agreements (noted above) include a provision for rescission of the severance payments for engagement in detrimental activity against the Company. In addition, the following plans also provide for compensation recovery.

Under the 2004 Performance Incentive Plan, if the Committee or its authorized delegate deems an employee or former employee, including a named executive officer, to have engaged in detrimental activity against the Company, it will cancel any awards granted on or after January 1, 2006 to the employee or former employee. In addition, the Committee may rescind any payment or delivery of an equity or annual cash incentive award within six months before the detrimental activity. In the event of any rescission, the named executive officer will pay the Company the amount of any gain realized or payment received in a manner the Committee or its delegate requires. If the Committee or its delegate determines that the employee or former employee engaged in detrimental activity, it will only result in a cancellation or rescission of an award if the determination is made before a change in control of the Company.

Under the Unfunded Retirement Income Guarantee Plan and the Unfunded Supplemental Executive Retirement Plan, if an employee or former employee, including a named executive officer, or a surviving beneficiary of a participant is deemed by the Plan Administrator, prior to a change in control of the Company, to have engaged in detrimental activity against the Company, they will not be eligible to receive benefits under these plans.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and certain other named executive officers (excluding the CFO) included in the Summary Compensation Table in the Company’s Proxy Statement. This limitation does not apply to qualifying “performance-based compensation.”

The Company can deduct annual short-term incentives paid to named executive officers who are subject to Section 162(m) as performance-based compensation. The Committee paid short-term incentives to the named executive officers for 2008 from a Short-Term Incentive Pool established early in 2008 under the 2004 Performance Incentive Plan. The pool was funded by 3% of the Performance Profit achieved during the year. The purpose of the pool was to ensure that short-term incentives paid to named executive officers and other executive officers were performance-based and provided under a shareholder approved plan, and therefore fully tax deductible and were subject to compensation recovery provisions. The Committee defined Performance Profit as income from continuing operations before income taxes, equity income, discontinued operations, extraordinary items, and cumulative effect of change in accounting principles, but excluding restructuring charges as identified in the audited financial statements.

It is the Company’s goal to have compensation paid to its top officers qualify as tax deductible for federal tax purposes under Section 162(m) of the Internal Revenue Code. However, the Committee also believes it is appropriate to provide competitive compensation opportunities even though all compensation paid may not be fully tax deductible in any given year. Any such short-term incentive that would not qualify for section 162(m) will be paid outside of the Short-Term Incentive Pool.

Some compensation paid to named executive officers in 2008 does not meet the requirements of Section 162(m), to the extent that non-performance based compensation (including salary and dividend equivalent payments) exceeds $1 million for a named executive officer. Some perquisite compensation, such as personal use of aircraft, is also not fully tax deductible. Vested E-LTIP performance share awards are fully tax-deductible compensation.

ACCOUNTING IMPLICATIONS OF EXECUTIVE COMPENSATION

Base salaries and the short-term incentives are expensed over the period in which they are earned. As such, the 2008 short-term incentive award, which was earned during 2008, and paid in early 2009, is recorded during fiscal year 2008.

The long-term incentives used to reward named executive officers are primarily comprised of equity-based performance shares. These performance shares are recorded according to Statement of Financial Accounting Standards (FAS) No. 123(R), “Share-Based Payments,” which states that the performance shares should be measured at fair value on the date of grant and expensed during the requisite service period for those performance shares that are expected to vest. During 2008, the fair value was calculated as the closing price of the Company’s common stock on the date of grant. The requisite service period for these performance shares matches the vesting period and is three years from the date of grant.

At each reporting date, the Company evaluates the total number of performance shares that it expects to vest, including those awarded to named executive officers, taking into account estimated forfeitures and the probability of achieving or exceeding the stated performance targets associated with the grant. Compensation expense is recorded for those shares expected to vest over the vesting period. If the number of shares expected to vest changes, a cumulative adjustment is recorded at the time, taking into account the service period already elapsed.

Restricted stock units are measured at fair value (the closing trading price of the Company’s common stock) on the date of grant and expensed over the requisite service period, which ranges from three to five years.

The classification of the expense associated with these performance shares and restricted stock units in the Statement of Income follows the same classification of the salary and short-term incentive award for the executives. The expense associated with these shares is not capitalized and is primarily classified within Selling, Administrative and General Expense.

Our qualified and non-qualified pension plans are accounted for according to FAS No. 87, “Employers’ Accounting for Pensions” and FAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” The interest credited on non-qualified deferred compensation balances is expensed as incurred. These costs are primarily classified as Selling, Administrative and General Expenses in our consolidated financial statements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and be included in the Proxy Statement for the 2009 Annual Meeting of Shareholders.

N.J. Nicholas, Jr., Chairman
Glenn A. Britt
Vernon E. Jordan, Jr.
Robert A. McDonald

Summary Compensation Table

The Summary Compensation Table below provides compensation information for the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers (collectively referred to as named executive officers) serving at the end of the fiscal year December 31, 2008, for services rendered in all capacities during the fiscal year ended December 31, 2008. The table includes the dollar value of base salary earned, stock and option awards, non-equity incentive plan compensation earned, change in pension value and non-qualified deferred compensation (NQDC) earnings, and all other compensation, whether paid or deferred.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value
				Stock	Option	Incentive Plan	and NQDC	All Other
Name &		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principle Position	Year	($) (A)	($) (B)	($) (C)	($) (D)	($) (E)	($) (F)	($) (G)	($)
Anne M. Mulcahy	2008	1,320,000	—	6,415,333	—	990,000	1,745,810	470,764	10,941,907
Chief Executive Officer	2007	1,320,000	—	7,818,270	—	2,178,000	1,890,119	253,061	13,459,450
	2006	1,320,000	—	4,833,409	772,560	2,178,000	1,294,738	296,026	10,694,733

Lawrence A. Zimmerman	2008	710,500	—	1,625,161	—	355,250	1,018,868	206,045	3,915,824
Chief Financial Officer	2007	675,000	—	2,224,556	—	770,000	660,855	122,068	4,452,479
	2006	587,500	—	1,316,515	—	660,000	498,000	167,747	3,229,762

Ursula M. Burns	2008	887,500	—	3,281,225	—	554,688	1,124,630	155,083	6,003,126
President	2007	797,500	—	3,489,647	58,450	1,168,750	438,864	25,780	5,978,991
	2006	619,125	—	1,722,022	77,933	704,000	225,194	26,305	3,374,579

Jean-Noel Machon	2008	817,621	—	836,478	—	286,167	901,616	1,016,696	3,858,578
Senior Vice President	2007	753,224	—	1,242,737	29,225	579,982	1,098,337	672,322	4,375,827
	2006	685,559	—	825,000	38,967	531,754	817,503	629,773	3,528,556

James A. Firestone	2008	710,500	—	2,064,658	—	355,250	458,288	131,200	3,719,896
Executive Vice President	2007	675,000	—	2,573,719	29,225	770,000	249,596	51,611	4,349,151
	2006	581,250	—	1,454,586	38,967	660,000	180,000	30,988	2,945,791
____________________

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar. For Jean-Noel Machon, the compensation reported was paid in euros and British pounds (excluding stock awards) but has been converted to U.S. dollars for purposes of reporting amounts herein. The conversion from euros and British pounds to dollars for 2008 is based on the average quarterly exchange rate of 1.4630 dollars per euro and 1.8371 dollars per British pound.

(A)	The 2009 base salaries for all named executive officers are unchanged from 2008.

(B)	The Annual Performance Incentive Plan (APIP) awards appear as Non-Equity Incentive Plan compensation in column (E).

(C)	The 2008 data presented in this column reflect compensation expense recorded by the Company for stock awards granted to the named executive officers during 2006, 2007 and 2008 under the Executive Long-Term Incentive Program (E-LTIP). Compensation expense is based upon the grant date market price (average of the high and low stock price for awards granted in 2006 and the closing price for awards granted during 2007 and 2008) and is recorded over the requisite service period in accordance with Statement of Financial Accounting Standards (FAS) No. 123(R), “Share-Based Payment.” For additional information, refer to Note 17 of the Xerox Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

(D)	The data presented in this column reflect compensation expense recorded by the Company for vested stock option awards granted to the named executive officers in years prior to 2005. There have been no stock options granted by the Company since 2004. Compensation expense was computed on the grant date as determined by the modified Black- Scholes option pricing model and recognized over the requisite service period. The 2006 and 2007 assumptions used in the model were as follows: risk-free interest rate of 3.45%; expected life of 7.2 years; expected price volatility of 63.02%; and no dividend yield. These assumptions were based on guidance under FAS No. 123, “Accounting for Stock Based Compensation.”

(E)	The 2008 Non-Equity Incentive Plan payments were approved by the Committee in February 2009 under APIP for 2008 performance. The performance metrics, as described in the Short-Term Incentives section of the “Compensation Discussion & Analysis”, were set by the Committee on February 14, 2008. Actual 2008 payments were made at 50% of target, based on 2008 performance results.

(F)

The 2008 increase in pension value for each of the named executive officers is: Anne M. Mulcahy — $1,739,870; Lawrence A. Zimmerman — $1,018,868; Ursula M. Burns — $1,123,714; Jean-Noel Machon — $901,616; and James A. Firestone — $458,288. The increase in pension value shown in this column is calculated by determining the increase in the present value of the benefits during 2008. The present value is computed using the FAS No. 87 assumptions in effect on December 31 and assuming the benefit commences at the earliest retirement date at which unreduced benefits are payable under the Unfunded Supplemental Executive Retirement Plan (current ages for Anne M. Mulcahy and Lawrence A. Zimmerman and age 60 for Ursula M. Burns and James A. Firestone). These assumptions include a discount rate of 5.9% as of December 31, 2006, 6.4% as of December 31, 2007 and 6.3% as of December 31, 2008. Jean-Noel Machon’s benefit is calculated in the same manner except: 1) it is based on a September 30 measurement date for 2006 and 2007 and a December 31 measurement date for 2008 (with the change in measurement date, the increase for this 15 month period is prorated and 12 months or 80% is shown in the table) ; and 2) since the vested plan assets exceed the plan formula benefit (as described in the Pension Plans section of the “Compensation Discussion and Analysis” and the Pension Benefits table), there is no discount rate applied in this calculation. Jean-Noel Machon’s benefit reflects the minimum of the vested assets in the plan, assuming immediate retirement, as he is currently eligible for unreduced retirement benefits. The increase in pension value for Jean-Noel Machon is based on local currency and converted to U.S. dollars based on the average quarterly exchange rate of 1.4630 dollars per euro.

The 2008 above market interest credited to non-qualified deferred compensation balances from compensation that was deferred prior to 2002 for Anne M. Mulcahy and Ursula M. Burns is $5,940 and $916, respectively. For 2008, the above market interest rate credited on balances in the Deferred Compensation Plan for Executives that receive the Prime Rate is 0.28%. The Prime Rate is one of three rates that are credited under the Deferred Compensation Plan for Executives. The interest credits are based on the Prime Rate in effect on the first business day of the month as published in the Wall Street Journal in the “Money Rates” table. This same rate will apply for the entire month. A small portion of the Prime Rate is considered above market due to the relationship of this rate with the statutory rate at the time the Prime Rate interest credit was established. Deferrals into this Plan have not been permitted since 2001.

(G)	This column represents perquisites and personal benefits and other compensation not reportable elsewhere in this chart. Perquisites and personal benefits include compensation related to personal use of Company and commercial aircraft, financial planning/tax preparation, executive physicals, and other incidental benefits. Amounts for Jean-Noel Machon also include his car allowance and international assignment allowance. Amounts for Anne M. Mulcahy and Ursula M. Burns include reimbursement for home security. Other compensation reflected in this column includes incidental tax-related reimbursements, Company-paid premiums for the Xerox Universal Life Plan (XUL), dividend equivalent payments and the Company match under the Company’s Savings Plan for which substantially all U.S. employees are eligible. For Jean-Noel Machon, this column also includes the benefit from an interest-free demand loan that was extended to him more than 17 years ago, before he became an executive officer, under a Company program that has been discontinued. The chart below provides additional data on the amounts included under “All Other Compensation.”

					Life
		Personal			Insurance
		Use of		International	Premiums		401(k)
		Company	Car	Assignment	Paid by	Tax Related	Company	Dividend		Total All Other
		Aircraft	Allowance	Allowance	Registrant	Reimbursements	Match	Equivalents	Miscellaneous	Compensation
Name	Year	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)	($) (5)	($) (6)	($)
Anne M. Mulcahy	2008	158,382	—	—	53,113	1,544	6,900	233,091	17,734	470,764
	2007	140,914	—	—	52,281	34,181	6,750	—	18,935	253,061
	2006	193,300	—	—	51,486	25,901	6,600	—	18,679	296,026
Lawrence A. Zimmerman	2008	—	—	—	17,262	907	6,900	47,689	133,287	206,045
	2007	—	—	—	14,534	23,396	6,750	—	77,388	122,068
	2006	77,505	—	—	11,591	23,845	6,600	—	48,206	167,747
Ursula M. Burns	2008	—	—	—	18,768	412	6,900	106,399	22,604	155,083
	2007	—	—	—	17,742	1,288	6,750	—	25,780	25,780
	2006	—	—	—	16,585	3,120	6,600	—	26,305	26,305
Jean-Noel Machon	2008	—	39,182	189,353	—	755,656	—	23,575	8,930	1,016,696
	2007	—	36,637	210,304	—	416,932	—	—	8,449	672,322
	2006	—	33,591	181,376	—	407,036	—	—	7,770	629,773
James A. Firestone	2008	—	—	—	24,815	3,646	6,900	78,221	17,618	131,200
	2007	—	—	—	24,046	1,371	6,750	—	19,444	51,611
	2006	—	—	—	23,107	1,281	6,600	—	—	30,988
____________________

(1)	For reasons of security and personal safety, the Company requires Anne M. Mulcahy to use Company aircraft for all air travel. The compensation value of personal Company aircraft usage is calculated at the aggregate incremental cost to the Company, which includes primarily the cost of fuel, trip-related service and maintenance, and travel expenses of the flight crew and other contract personnel. Compensation value includes costs associated with “deadhead” legs. On certain occasions, family members and non-business related passengers may accompany an executive on a business flight. In such situations, a de minimus amount of aggregate incremental cost is incurred by the Company.

(2)	All management level employees in the United Kingdom have the option of either receiving a fully expensed company car or an equivalent cash allowance. Jean-Noel Machon elected to receive a cash allowance.

(3)	The 2008 international assignment allowance includes the following standard expatriate allowances: housing allowance ($155,235) which is given to employees to cover the cost of housing in the host country, home country social security ($20,343) and host country social security ($13,775).

(4)	The 2008 tax related reimbursements for Anne M. Mulcahy and James A. Firestone include tax gross-ups for use of Company aircraft for business trips where spouses were required to attend. Other tax related reimbursements in this column are associated with incidental benefits. For Jean-Noel Machon, tax related reimbursements are part of his international assignment agreement. This agreement states that Jean-Noel Machon is responsible for paying taxes on salary, short-term incentive awards and other incentives, but only up to the level he was paying in his home country of France. The tax related reimbursement is for the difference between the United Kingdom tax rate (40%) and the France tax rate (22.6%).

(5)	Amounts in this column represent dividend equivalents paid in cash to the named executive officers in 2008 on unvested shares under 2005, 2006 and 2007 E-LTIP and on shares of Xerox stock for which the officers deferred receipt, in an amount equal to the dividends paid to shareholders on an equal number of shares of common stock. Beginning with 2008 E-LTIP, dividend equivalents will be paid in cash at the time of vesting in an amount equal to dividends that would have been paid during the vesting period for an equal number of shares of common stock.

(6)	Amounts in this column include financial planning/tax preparation (tax preparation was eliminated beginning with the 2008 tax year), executive physicals, imputed interest on the demand loan for Jean-Noel Machon, home security for Anne M. Mulcahy and Ursula M. Burns and other incidental benefits. Amounts in this column also include a lump sum payment of $125,000 to Mr. Zimmerman to cover 2008 travel expenses to and from his residences located outside of Connecticut. Mr. Zimmerman used only commercial aircraft for such travel. The loan to Jean-Noel Machon is considered a taxable benefit, and he is required to pay taxes on the imputed interest. The amount reported above includes the imputed interest on the loan based on an interest rate of 5% per annum as required by the United Kingdom per Her Majesty’s Revenue and Customs. As of the end of fiscal 2008, the outstanding balance on the loan was $150,435. The conversion to dollars is based on an exchange rate on December 31, 2008 of 1.4097 dollars per euro. The loan automatically renews each year and is payable on demand by the Company.

For further information on the components of the executive compensation program, see the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in 2008

The following table provides additional detail for each of the named executive officers on potential amounts payable under the non-equity incentive plan (APIP) and the equity incentive plan (E-LTIP) as presented in the Summary Compensation Table. Threshold, target and maximum award opportunities are provided.

GRANTS OF PLAN-BASED AWARDS IN 2008

			Estimated Future Payout Under			Estimated Future Payout			Grant
			Non-Equity Incentive Awards			Under Equity Incentive Awards			Date Fair
			(B)			(C)			Value of
									Equity
	Grant	Date of							Incentive
	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	(A)	(A)	($)	($)	($)	(#)	(#)	(#)	($) (D)
Anne M. Mulcahy			297,000	1,980,000	3,960,000
	7/1/08	2/14/08				68,966	689,660	1,034,490	9,200,064
Lawrence A. Zimmerman			106,575	710,500	1,421,000
	7/1/08	2/14/08				11,995	119,950	179,925	1,600,133
Ursula M. Burns			166,406	1,109,375	2,218,750
	7/1/08	2/14/08				29,986	299,860	449,790	4,000,132
Jean-Noel Machon			85,850	572,335	1,144,670
	7/1/08	2/14/08				7,497	74,970	112,455	1,000,100
James A. Firestone			106,575	710,500	1,421,000
	7/1/08	2/14/08				14,993	149,930	224,895	2,000,066
____________________

(A)	The “Grant Date” is the effective date of the E-LTIP stock awards. The “Date of Action” is the date the Committee approved the value of the E-LTIP awards.

(B)	This column reflects the threshold (minimum), target and maximum payout opportunity under the APIP set by the Committee on February 14, 2008. The actual payout in February 2009, based on 2008 performance, is presented in the Summary Compensation Table in column (E). The APIP measures and weightings for 2008 were revenue (30%), earnings per share (40%) and core cash flow from operations (30%).

(C)	The threshold (minimum), target and maximum payout opportunity under E-LTIP is presented in this column. The value of stock awards and the methodology for determining the number of stock awards was approved by the Committee on February 14, 2008. The number of stock awards at target was determined by dividing the approved value by the closing stock price on July 1, 2008 ($13.34) and rounding up to the nearest 10 shares.

(D)	The grant date fair value reported in this column is based upon the target award and the grant date market price and is recorded over the requisite service period as required by FAS No. 123(R), “Share-Based Payment.” The market price was $13.34, based on the closing stock price on the grant date.

Performance shares under the E-LTIP can be earned by achieving annual performance targets or three-year cumulative performance between threshold and maximum. The performance period is January 1, 2008 through December 31, 2010. Performance shares that are earned vest on July 1, 2011. The performance measures are earnings per share (weighted at 60%) and core cash flow from operations (weighted at 40%). Threshold is based on the minimum number of performance shares earned if three-year cumulative performance is achieved at the threshold level for core cash flow from operations. If threshold performance is not achieved on any of the performance measures, no performance shares will be earned. Target reflects the number of performance shares earned if target performance is achieved on all performance measures. Maximum describes the greatest number of performance shares that can be earned if “maximum” or higher performance is achieved on all performance measures. The number of performance shares earned would be interpolated in the event that the Company’s cumulative performance varied between threshold and maximum, as determined by the Committee.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table displays outstanding option awards and unvested stock awards held by each of the named executive officers at the end of fiscal year 2008. Included is the number of shares underlying exercisable options, the exercise price for all outstanding option awards and the market value for all unvested stock incentive awards.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards			Stock Awards
						Equity	Equity
						Incentive	Incentive
						Plan Awards:	Plan Awards:
				Number	Market	Number of	Market or
	Number of			of Shares	Value of	Unearned	Payout Value
	Securities			or Units	Shares or	Shares, Units	of Unearned
	Underlying			of Stock	Units of	or Other	Shares, Units
	Unexercised	Option		That	Stock That	Rights That	or Other
	Options	Exercise	Option	Have Not	Have Not	Have Not	Rights That
	Exercisable	Price	Expiration	Vested	Vested	Vested	Have Not
Name	(#) (A)	($)	Date	(#) (B)	($) (B)	(#) (C)	Vested ($) (C)
Anne M. Mulcahy	13,946	47.5000	12/31/2009	458,533	3,654,508	1,162,727	9,266,934
	60,000	21.7812	12/31/2009
	250,000	27.0000	12/31/2009
	1,000,000	9.2500	8/28/2011
	934,600	10.3650	12/31/2011
	934,600	7.8850	12/31/2012
	609,000	13.6850	12/31/2011
Lawrence A. Zimmerman	121,500	8.9750	12/31/2011	122,098	973,121	254,852	2,031,170
	150,000	8.9750	12/31/2011
	187,000	7.8850	12/31/2012
	122,000	13.6850	12/31/2011
Ursula M. Burns	5,625	47.5000	12/31/2009	450,066	3,587,026	449,194	3,580,076
	40,000	21.7812	12/31/2009
	149,600	10.3650	12/31/2011
	100,000	5.1400	12/31/2011
	138,000	13.6850	12/31/2011
Jean-Noel Machon	2,424	47.5000	12/31/2009	64,100	510,877	134,770	1,074,117
	1,212	26.6250	12/31/2009
	20,000	21.7812	12/31/2009
	93,500	10.3650	12/31/2011
	50,000	5.1400	12/31/2011
	61,000	13.6850	12/31/2011
	16,000	15.2050	12/31/2011
James A. Firestone	10,857	47.5000	12/31/2009	243,099	1,937,499	269,431	2,147,365
	50,000	21.7812	12/31/2009
	121,500	10.3650	12/31/2011
	50,000	5.1400	12/31/2011
	187,000	7.8850	12/31/2012
	122,000	13.6850	12/31/2011

____________________

(A)	All stock options are 100% vested and exercisable. There have been no stock options granted by the Company since 2004.

(B)	The awards presented in these columns include earned, unvested performance share awards granted on April 1, 2006 and July 1, 2007 under E-LTIP. Also included are unvested restricted stock units granted by the Company on April 2, 2007 to Ursula M. Burns and James A. Firestone. The value of these awards is based on the December 31, 2008 closing market price of $7.97.

(C)

The awards presented in these columns consist of unearned (as of December 31, 2008) performance shares granted at target under the E-LTIP on April 1, 2006, July 1, 2007, and July 1, 2008. The performance period for the 2006 grant is January 1, 2006 through December 31, 2008. The performance period for the 2007 grant is January 1, 2007 through December 31, 2009. The performance period for the 2008 grant is January 1, 2008 through December 31, 2010. The value of these grants is based on the December 31, 2008 closing market price of $7.97.

As determined by the Compensation Committee in February 2009, each named executive officer earned the remaining third of the shares granted under the 2006 grant, resulting in all shares granted being earned based on 2008 performance results and the achievement of the three-year cumulative performance targets. The named executive officers were also granted an additional 35% above the original 2006 grant amount that vested on April 1, 2009. These additional shares are not reported in this table and are as follows: Anne M. Mulcahy — 155,400; Lawrence A. Zimmerman — 38,255; Ursula M. Burns — 59,780; Jean-Noel Machon — 23,940; and James A. Firestone — 47,845.

Also based on 2008 performance results, each named executive officer earned 13.33% of his or her 2007 grant. No performance shares were earned for the 2008 grant. For purposes of this table, all shares that were unearned as of December 31, 2008 are reported in column C.

Option Exercises and Stock Vested in 2008

The Option Exercises and Stock Vested table shows amounts realized by the named executive officers on options that were exercised and stock awards that vested during 2008.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#) (A)	($)	(#) (B)	($) (C)
Anne M. Mulcahy (D)	—	—	430,445	6,460,979
Lawrence A. Zimmerman	—	—	137,725	2,067,252
Ursula M. Burns (E)	—	—	154,996	2,326,490
Jean-Noel Machon	—	—	86,207	1,293,967
James A. Firestone (F)	—	—	137,725	2,067,252
____________________

(A)	No shares were acquired in 2008 by named executive officers due to option exercises.

(B)	Shares shown in this column are stock awards that vested under the 2005 E-LTIP. All awards granted under the 2005 E-LTIP are subject to a holding period. Executives must retain 50% of net shares for the later of one year or until they achieve their required ownership level.

(C)	The aggregate dollar amount realized upon vesting includes the value of shares used to pay taxes.

(D)	On November 10, 2008, Anne M. Mulcahy, individually and through her Grantor Retained Annuity Trusts, entered into a pre-arranged sales plan in compliance with Rule 10b5-1 of the Securities and Exchange Act of 1934 (Rule 10b5-1 Plan) to sell in 2009 up to 216,667 shares of Xerox stock acquired through the vesting of stock awards.

(E)	On November 7, 2008, Ursula M. Burns entered into a Rule 10b5-1 Plan to sell in 2009 up to 100,000 shares of Xerox stock acquired through the exercise of stock options.

(F)	On November 10, 2008, James A. Firestone entered into a Rule 10b5-1 Plan to sell in 2009 up to 251,500 shares of Xerox stock acquired through the exercise of stock options and the vesting of other stock awards.

Pension Benefits for the 2008 Fiscal Year

The Pension Benefits table below reflects the actuarial present value for the named executive officer’s total accumulated benefit as of year end under the pension plans in which they participate. Jean-Noel Machon’s benefit is based on a December 31 measurement date and a conversion from euros to dollars at an exchange rate on December 31, 2008 of 1.4097 dollars per euro. See the Pension Plans section of the “Compensation Discussion and Analysis” for a description of the U.S. and International pension plans.

PENSION BENEFITS FOR THE 2008 FISCAL YEAR

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
	Plan Name	Service	Benefit	Fiscal Year
Name	(A)	(B)	($) (C)	($)
Anne M. Mulcahy	Retirement Income Guarantee Plan	30	845,582	—
	Unfunded Supplemental Executive
	Retirement Plan	30	19,125,828	—
Lawrence A. Zimmerman	Retirement Income Guarantee Plan	6.6	246,218	—
	Unfunded Supplemental Executive
	Retirement Plan	13.2	4,258,505	—
Ursula M. Burns	Retirement Income Guarantee Plan	27.5	508,945	—
	Unfunded Supplemental Executive
	Retirement Plan	27.5	3,468,309	—
Jean-Noel Machon	Xerox International Pension Plan	32.25	12,521,540	—
James A. Firestone	Retirement Income Guarantee Plan	10.5	216,284	—
	Unfunded Supplemental Executive
	Retirement Plan	10.5	1,474,600	—
____________________

(A)	Pension benefits are provided to the named executive officers under the Retirement Income Guarantee Plan (RIGP), the Unfunded Retirement Income Guarantee Plan (Unfunded RIGP), the Unfunded Supplemental Executive Retirement Plan (SERP) and for Jean-Noel Machon, the Xerox International Pension Plan. For executive officers qualifying for SERP benefits, the Unfunded RIGP benefit is included in the SERP benefit. The Unfunded RIGP benefit would only come into play on a standalone basis should these executive officers leave Xerox before qualifying for the SERP.

(B)	Lawrence A. Zimmerman is credited with 2 years of benefit service under the SERP formula for each year of actual Xerox service. His service was accelerated to mitigate the pension impact of joining Xerox later in his career. Anne M. Mulcahy also had been subject to an accelerated accrual but since she has 30 years of service, the accelerated accrual has no impact on her benefit.

(C)	All calculations are based on actual pay.

The benefit formulas and assumptions used to calculate these estimates are as follows:

U.S. Pension Plans

The pay used to calculate the RIGP, Unfunded RIGP and SERP benefits is base pay plus actual short-term incentive payment (incentive payment is considered for the calendar year in which it is paid). The present value of the accumulated benefit is the present value of the benefit payable at the earliest unreduced retirement age (current age for Anne M. Mulcahy and Lawrence A. Zimmerman as they are both eligible to retire with unreduced benefits, and age 60 for Ursula M. Burns and James A. Firestone) based on the following assumptions: all participants are assumed to elect a lump sum from RIGP; SERP benefits which are not available as lump sums are assumed to be paid as 50% Joint and Survivor annuities; pre-retirement FAS 87 discount rate of 6.30%; no pre-retirement mortality or turnover assumed; post retirement FAS 87 discount rate of 6.30%; post-retirement mortality is based on the 2013 Applicable Mortality table, as defined for lump sum calculations under section 417(e) of the Code. The use of 2013 mortality contemplates future improvement in mortality (i.e. longer life expectancies than based on the Applicable Mortality table without adjustments) and the RP 2000 Mortality table with projection to 2013 for annuitant mortality.

RIGP benefits are determined as the greater of a Highest Average Pay formula benefit (1.4% of highest five-year average pay multiplied by benefit service of up to 30 years), a Cash Balance Retirement Account (CBRA) and a profit sharing account that was transferred to RIGP in 1990. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 with 10 years of service or later and the Highest Average Pay formula is reduced from age 65 (age 62 with 30 years of service) at 5% per year. The RIGP benefits are generally based on total pay, subject to IRS limits on the compensation that can be reflected in a qualified plan.

Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit except the pay used in the Highest Average Pay formula is not subject to IRS limits and in years in which pay was deferred under the Deferred Compensation Plan for Executives, this deferred compensation was included for the year it was deferred. Unfunded RIGP also provides for an Unfunded RIGP Cash Balance Retirement Account (CBRA). This Unfunded RIGP CBRA provides pay credits on pay in excess of the IRS limits for years 2003 and later and interest on these pay credits while the Highest Average Pay formula reflects all years of service. The purpose of Unfunded RIGP is to replace benefits that cannot be provided in RIGP due to IRS compensation limits.

SERP benefits are determined under a different formula than RIGP and with the same pay used for Unfunded RIGP. The accrual rate and age at which SERP is available can vary. SERP benefits reflect base pay plus short-term incentive (not subject to any limits) and are determined under a formula that provides a benefit of 1-2/3% of five-year Highest Average Pay less 1-2/3% of Social Security multiplied by benefit service of up to 30 years. This basic formula is subject to the following adjustments: SERP participants (those who are not mid-career hires – see explanation below) are entitled to a minimum benefit of 25% of Highest Average Pay less 25% of Social Security. A total benefit is determined by the SERP formula. The total benefit is offset by the RIGP benefit and the remaining benefit is paid from the SERP and referred to as the SERP benefit.

The SERP includes a mid-career hire benefit that applies to a small group of executives including Lawrence A. Zimmerman. The accrual for a mid-career hire is 150% of the regular SERP accrual for a maximum of 20 years. However, there is no minimum SERP benefit for mid-career hires. The mid-career hire retirement eligibility is age 60 with 5 years of service. Lawrence A. Zimmerman’s mid-career accrual and 2 for 1 benefit service credit accounts for $3,003,149 of the present value noted in the table above.

Anne M. Mulcahy and Lawrence A. Zimmerman are retirement eligible, as noted above, and upon retirement, would receive their SERP benefit as a 50% Joint and Survivor annuity subject to a 6 month delay to comply with section 409A of the Internal Revenue Code. The other named executives covered by the SERP are eligible to commence SERP benefits upon retirement (with a 6 month delay) on or after the attainment of age 60 with 10 years of service. SERP benefits that commence at these ages are not reduced for early commencement. The SERP was originally designed to permit executive officers to retire with unreduced benefits at age 60 (instead of the age 62 with 30 years of service or age 65 provisions in RIGP). The SERP, through the mid-career benefit, also provides a means to mitigate the loss in retirement benefits from a mid-career change in employment for an executive joining Xerox. These features of the SERP support the attraction and retention of our senior leaders.

International Pension Plan

Assumptions used for the Xerox International Pension Plan assume immediate retirement. The conversion terms at retirement for Jean-Noel Machon are fixed and therefore no post-retirement assumptions are required.

The pay used to calculate the Xerox International Pension Plan benefits for Jean-Noel Machon is base pay plus 2/3 of target short-term incentive (not actual) in force at his retirement date. The Plan formula targets a total retirement income of 50% pay when combined with French social security and other mandatory French pension plans. The actuarial present value of the Plan formula benefit is calculated using a conversion factor of 23.281 as of December 31, 2008. Mr. Machon’s French pension plans are taken into account in the calculations. If upon retirement, the Plan assets are greater than the actuarial present value of the Plan formula benefit, then the Plan assets will be distributed in lieu of any other benefits under the Xerox International Pension Plan.

Non-Qualified Deferred Compensation

The Non-Qualified Deferred Compensation table discloses named executive officer withdrawals and earnings and fiscal year end balances under the Xerox Corporation Deferred Compensation Plan for Executives.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2008 FISCAL YEAR

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($) (A)	($) (A)	($) (B)	($)	($) (C)
Anne M. Mulcahy	—	—	109,752	—	2,731,753
Lawrence A. Zimmerman	—	—	—	—	—
Ursula M. Burns	—	—	16,934	—	342,271
Jean-Noel Machon	—	—	—	—	—
James A. Firestone	—	—	—	—	—
____________________

(A)	The Deferred Compensation Plan for Executives was frozen in 2002. Deferrals into the plan have not been permitted since 2001.

(B)	A portion of the amount shown for 2008 under “Aggregate Earnings in the Last Fiscal Year” for Anne M. Mulcahy and Ursula M. Burns is also reported in the Summary Compensation Table as above market interest credited to non-qualified deferred compensation balances from compensation that was deferred prior to 2002 as follows: Anne M. Mulcahy — $5,940; Ursula M. Burns — $916.

(C)	The aggregate balances include a very small amount of previously reported above market earnings in prior fiscal years. Interest is credited at the Prime Rate for a portion of the balances shown above. The portion not credited with the Prime Rate is credited with the Xerox Stock Fund return within the Xerox Corporation Savings Plan. The annualized effective rate for 2008 in the Prime Rate balances is 5.205%. The Xerox Stock Fund return closely matches the change in Xerox stock price over the year.

Previously, the plan allowed for the deferral of base salary (up to 50%) and short-term incentive and performance units (up to 100%) as long as the compensation would have been payable in cash if not deferred. Participants were required to elect the percentage to be deferred, the investment applicable to the amount deferred and the method of payment. Payments to Anne M. Mulcahy and Ursula M. Burns, based on their elections, will commence in the year of retirement (or year following if retirement is after July 1) and will be paid annually for 10 years and 5 years, respectively. Under this plan, there is also an opportunity for in-service hardship withdrawals if approved by the Chief Executive Officer (or by the Board of Directors in the case of a request by the Chief Executive Officer). In the event of a Change in Control, deferred compensation balances will be paid out in a lump sum.

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer in each situation effective December 31, 2008 is listed in the table below. The equity awards presented in this table reflect grants not vested as of December 31, 2008 and are based on the December 31, 2008 closing market price of $7.97. For Jean-Noel Machon, the conversion to dollars is based on an exchange rate on December 31, 2008 of 1.4097 dollars per euro and 1.4479 dollars per British pound.

		Lump
		Sum
		Payment	Non-			Non-	Healthcare
		in Lieu	Equity	Equity	Qualified	Qualified	/ Life		Total
		of Salary	Incentive	Incentive	Pension	Pension	Insurance	Excise	Termination
		Continuance	Awards	Awards	Benefit	Benefits	Benefits	Tax	Benefits
		($)	($)	($)	($)	($)	($)	($)	($)
Anne M. Mulcahy
•	Voluntary Termination/
	Retirement (A)	—	1,980,000	6,102,972	919,746	21,084,587	—	—	30,087,305
•	Involuntary Termination not for
	Cause (B)	1,320,000	1,980,000	6,102,972	919,746	21,084,587	—	—	31,407,305
•	Involuntary or Good Reason
	Termination after change in
	Control (CIC) (C)	9,867,000	—	12,921,442	919,746	20,755,372	233,240	—	44,696,800
•	Death (D)	—	1,980,000	12,921,442	638,828	12,474,229	3,000,000	—	31,014,499
Lawrence A. Zimmerman
•	Voluntary Termination/
	Retirement (A)	—	710,500	1,546,451	266,867	4,662,855	—	—	7,186,673
•	Involuntary Termination not
	For Cause (B)	357,000	710,500	1,546,451	266,867	4,662,855	—	—	7,543,673
•	Involuntary or Good Reason
	Termination after change in
	Control (CIC) (C)	2,849,000	—	3,004,292	266,867	4,697,398	36,216	—	10,853,773
•	Death (D)	—	710,500	3,004,292	179,690	4,572,330	2,142,000	—	10,608,812
Ursula M. Burns
•	Voluntary Termination/
	Retirement (A)	—	—	—	420,456	2,173,645	—	—	2,594,101
•	Involuntary Termination not
	For Cause (B)	726,923	1,109,375	2,198,477	420,456	2,173,645	—	—	6,628,876
•	Involuntary or Good Reason
	Termination after change in
	Control (CIC) (C)	4,018,750	—	7,167,102	420,456	4,296,433	64,951	1,231,426	17,199,118
•	Death (D)	—	1,109,375	7,167,102	333,019	1,308,658	2,700,000	—	12,618,154
Jean-Noel Machon
•	Voluntary Termination/
	Retirement (A)	1,545,602	551,485	820,472	—	12,521,540	—	—	15,439,099
•	Involuntary Termination not
	For Cause (B)	3,762,803	551,485	820,472	—	12,521,540	—	—	17,656,300
•	Involuntary or Good Reason
	Termination after change in
	Control (CIC) (C)	2,686,398	—	1,584,994	—	12,521,540	13,410	—	16,806,342
•	Death (D)	3,477,605	—	1,584,994	—	12,521,540	—	—	17,584,139
James A. Firestone
•	Voluntary Termination/
	Retirement (A)	—	—	—	198,964	802,318	—	—	1,001,282
•	Involuntary Termination not
	For Cause (B)	357,000	710,500	1,639,796	198,964	802,318	—	—	3,708,578
•	Involuntary or Good Reason
	Termination after change in
	Control (CIC) (C)	2,849,000	—	4,084,864	198,964	2,653,771	95,368	1,001,012	10,882,979
•	Death (D)	—	710,500	4,084,864	156,808	398,479	2,142,000	—	7,492,651

____________________

(A)	Ursula M. Burns and James A. Firestone are not retirement eligible. Assuming voluntary termination on December 31, 2008, there would be no payments due Ursula M. Burns and James A. Firestone other than vested pension benefits and for Ms. Burns, her deferred compensation balance (see Non-Qualified Deferred Compensation table for balances as of December 31, 2008). Anne M. Mulcahy, Lawrence A. Zimmerman and Jean-Noel Machon are retirement eligible. Assuming retirement on December 31, 2008, Anne M. Mulcahy, Lawrence A. Zimmerman and Jean-Noel Machon would be entitled to a short-term incentive (Non-Equity Incentive Award) for 2008 performance. The amount shown above reflects payout at target (actual payout could be higher or lower). In addition, Anne M. Mulcahy, Lawrence A. Zimmerman and Jean-Noel Machon would be eligible to receive pro-rated performance shares based on the number of full months of service from date of grant on the original vesting date under the terms of the E-LTIP, and would receive vested pension benefits. Anne M. Mulcahy would also receive her deferred compensation balance as shown in the Non-Qualified Deferred Compensation table. Jean-Noel Machon would also be eligible for payments in accordance with the collective redundancy program in France. These payments include 12 months of earnings calculated using the last 12 months of actual earnings and paid as a lump sum. This payment would include base salary ($787,833), short-term incentive based on the previous year’s incentive payment ($597,666), car allowance ($37,755) and housing allowance ($122,348).

(B)	Assuming involuntary termination under the terms of the Company’s separation policy, Anne M. Mulcahy, Lawrence A. Zimmerman, Ursula M. Burns and James A. Firestone would be eligible for salary continuance payments based on their years of service in accordance with this policy as follows: Anne M. Mulcahy – 52 weeks, Lawrence A. Zimmerman – 26 weeks; Ursula M. Burns – 42 weeks; and James A. Firestone – 26 weeks. The amounts reported in the table above assume salary continuance is paid as a lump sum. In addition, Anne M. Mulcahy, Lawrence A. Zimmerman, Ursula M. Burns, Jean-Noel Machon and James A. Firestone would be entitled to a short-term incentive payment (Non-Equity Incentive Award) for 2008 performance, shown at target. Jean-Noel Machon would also be eligible for payments in accordance with the collective redundancy program in France. These payments include 24 months of earnings calculated using the last 12 months of actual earnings and paid as a lump sum. This payment would include base salary ($1,575,666), short-term incentive based on the previous year’s incentive payment ($1,195,332), car allowance ($75,510) and housing allowance ($244,696). Mr. Machon would also be entitled to receive payment for a six month notice period based on his December 31, 2008 base salary ($395,857) and six months pro-rated short-term incentive at target ($275,742). In addition, all of the named executive officers would be entitled to pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of the E-LTIP, their deferred compensation balance, if any, and vested pension benefits.

(C)	Assuming Involuntary or Good Reason Termination in the event of a change in control, per the terms of the change in control agreement and as noted in the section on Change-in-Control Severance Agreements in the “Compensation Discussion and Analysis”, Anne M. Mulcahy, Lawrence A. Zimmerman, Ursula M. Burns, Jean-Noel Machon and James A. Firestone would be eligible for a lump sum payment in lieu of compensation continuance in the amount of 2.99 times annual compensation (base pay and short-term incentive) for Anne M. Mulcahy and two times annual compensation for all other named executives, accelerated vesting and payment of unvested performance shares at target and restricted stock units, and accelerated pension benefits under the non-qualified plans (value of benefit paid as a lump sum) consistent with the plan provisions for other employees, deferred compensation balance, if any, excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, and continuation of certain welfare benefits for a period of 36 months for Anne M. Mulcahy and 24 months for all other named executives.

(D)	Following death, the estates, or with respect to certain types of payments and elections made, the spouses for Anne M. Mulcahy, Lawrence A. Zimmerman, Ursula M. Burns and James A. Firestone would be entitled to receive payment of a 2008 short-term incentive, accelerated vesting of performance shares at target and restricted stock units if any, deferred compensation balance, if any, a life insurance benefit, and vested qualified and non-qualified pension benefits. Subject to certain eligibility conditions, the pension death benefit is generally a 50% survivor annuity or if eligible to retire under the SERP, a 100% survivor annuity. Following death, Jean-Noel Machon’s estate would be entitled to receive 2.25 times his previous 12 months earnings which would include base salary ($1,772,624), short-term incentive based on previous year’s payment ($1,344,749), car allowance ($84,949) and housing allowance ($275,283). In addition, Mr. Machon’s estate would be entitled to accelerated vesting of his performance shares at target and restricted stock units if any, and his vested pension benefit.

Termination Following Disability

Assuming termination following disability on December 31, 2008, all named executive officers would be eligible for prorated performance shares based on the number of full months of service from the date of grant, their deferred compensation balance, if any, and vested pension benefits as shown for “Voluntary Termination/Retirement.” Jean-Noel Machon would be entitled to receive 4.5 times his previous 12 months earnings which would include base salary ($3,545,249), short-term incentive based on previous year’s payment ($2,689,497), car allowance ($169,898) and housing allowance ($550,566), for a total disability payment of $6,955,210.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against the Company, there would be no payments to Anne M. Mulcahy, Lawrence A. Zimmerman, Ursula M. Burns and James A. Firestone other than their deferred compensation balance, if any, and vested qualified pension benefits as shown for “Voluntary Termination/Retirement.” Jean-Noel Machon would be entitled to the same payments provided to him in the event of his involuntary termination not for cause except he would not receive prorated performance shares. All unvested shares and non-qualified pension benefits would be immediately cancelled upon termination for cause for all named executive officers. See Compensation Recovery Policy section of the “Compensation Discussion & Analysis” for additional information.

Non-Qualified Pension Benefit

In the event of a change in control, the non-qualified pension amounts shown in the table above for Anne M. Mulcahy, Lawrence A. Zimmerman, Ursula M. Burns and James A. Firestone represent the lump sum payments that would be paid for all non-qualified pension benefits. These amounts were calculated as specified in the Unfunded Supplemental Executive Retirement Plan based on the present value of future benefits using the minimum required interest rate and mortality for qualified plan lump sum payments. These benefits would not be paid as a lump sum without the occurrence of a change in control that conformed to deferred compensation tax regulations. The present value of the benefits payable upon an event other than a change in control represents the present value of the accumulated benefits for each participant. Since these amounts are not paid as lump sums, and for change in control purposes, this present value is already determined using the required section 280G assumptions, these assumptions have been used for this purpose as well to express these benefits as a present value. These present values are based on assumed termination of employment on December 31, 2008. Upon termination, the annual non-qualified benefits for recipients not yet age 55 would be payable at age 65 as a single life annuity.

Other Payments

Similar to other employees of the Company, U.S. executives who are retirement eligible, based on age and actual years of service, would receive retiree health care benefits. Anne M. Mulcahy and Lawrence A. Zimmerman would be eligible for retiree health care benefits if they separated from Xerox on December 31, 2008. Also, like other employees, the named executive officers would be eligible for payment of all earned and accrued but unused vacation due as of the date of the separation (or last day worked prior to salary continuance if applicable) under the terms of the Company’s vacation policy.

Equity Compensation Plan Information

The Equity Compensation Plan Information table provides information as of December 31, 2008, with respect to shares of Xerox common stock that may be issued under our existing equity compensation plans, including the 2004 Performance Incentive Plan; 2004 Directors Plan; the Xerox Corporation Long-Term Incentive Plan (1991 Plan); the Xerox Corporation 1996 Non-Employee Director Stock Option Plan (1996 Plan); the Xerox Corporation 1998 Employee Stock Option Plan (1998 Plan); the Xerox Mexicana, S.A. de C.V. Executive Rights Plan (Mexico Plan); and the Xerox Canada Inc. Executive Rights Plan (Canada Plan).

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available
	Issued upon	Exercise Price of	for Future Issuance
	Exercise of	Outstanding	under Equity
	Outstanding	Options	Compensation Plans
	Options and	and Rights	(Excluding Securities
Plan Category	Rights	($)	Reflected in Column A)
Equity Compensation Plans Approved by
Shareholders(1)	43,956,568	15.4877	26,857,029 (3)
Equity Compensation Plans Not Approved by
Shareholders(2)	1,228,526	15.3672	0 (3)
Total	45,185,094 (4)	15.4844	26,857,029 (5)
____________________

(1)	Consists of the 2004 Performance Incentive Plan, 2004 Directors Plan, 1991 Plan, 1996 Plan and 1998 Plan.

(2)	Consists of the Mexico Plan and the Canada Plan.

(3)	The 1998 Plan was discontinued as of May 21, 2003; and the 1991 Plan, 1996 Plan, Mexico Plan and Canada Plan were discontinued as of May 20, 2004. No further grants can be made under these plans. Any shares that are cancelled, forfeited, or lapse under the 2004 Performance Incentive Plan, 1991 Plan, 1998 Plan, Mexico Plan and Canada Plan become available again for issuance under the 2004 Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the 2004 Directors Plan become available again for issuance under the 2004 Directors Plan.

(4)	There are an additional 21,415,743 full-value shares of stock and units outstanding as of 2008 fiscal year end.

(5)	Any full-value shares issued in connection with the 2004 Performance Incentive Plan and the 2004 Directors Plan are counted against this limit at the rate of 1.667 shares for each one (1) share issued. As anticipated, if all remaining shares are issued as full-value shares, approximately 16,110,995 shares would be available for issuance as of December 31, 2008.

Xerox Mexicana, S.A. de C.V. Executive Rights Plan

The Mexico Plan, which was discontinued in May 2004 following shareholder approval of the 2004 Performance Incentive Plan, provided for the granting of stock rights for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the General Director or Executive Director and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

Xerox Canada Inc. Executive Rights Plan

The Canada Plan, which was discontinued in May 2004 following shareholder approval of the 2004 Performance Incentive Plan, provided for the granting of stock rights and other related vehicles for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the President or a Vice President of Xerox Canada Inc. and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the full extent permitted by New York law. Consistent with these by-laws, in connection with In re Xerox Corporation Securities Litigation; Carlson v. Xerox Corporation, et al.; In re Xerox Corp. ERISA Litigation; Florida State Board of Administration, et al. v. Xerox Corporation, et al.; and National Union Fire Insurance Company v. Xerox Corporation, et al., the Company has advanced counsel fees and other reasonable fees and expenses, actually and necessarily incurred by the present and former directors and officers who are involved, and the Company has advanced, since the previous report to shareholders as to these fees and expenses, an aggregate of approximately $5,094,300. Each of the individuals is required, in accordance with the requirements of the Business Corporation Law of the State of New York (BCL), to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws and the BCL.

Directors and Officers Liability Insurance and Indemnity

On August 18, 2008, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Arch Specialty Insurance Company, ACE American Insurance Company and Allied World Assurance Company. The policies expire August 18, 2009, and the total annual premium is approximately $3.5 million.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors, executive officers and persons who own more than ten percent of the common stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Directors, officers and greater than ten percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2008 were timely filed except as follows: Mr. Hunter, Russell Peacock and Rhonda Seegal were each late filing one Form 4 reporting one transaction.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to act as independent auditors of the Company for 2009. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2008	2007
Audit Fees	$19.0	$22.7
Audit Related Fees	2.1	2.0
Tax Fees	1.5	1.3
All Other Fees	—	—
Total Fees	$22.6	$26.0

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, comfort letters and other services required to be performed by our independent auditors.

Audit Related fees were for assurance and related services associated with employee benefit plan audits, information systems control reviews, due diligence reviews, special reports pursuant to agreed upon procedures or international reporting requirements and other attest services.

Tax fees were primarily for services related to tax compliance.

All Other fees are primarily associated with attendance at accounting seminars, benchmarking services and research materials.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” on page 7 and can also be found on our website at www.xerox.com/corporategovernance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Consistent with the foregoing, the Audit Committee has:

  Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2008, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

  Discussed with PwC the matters required to be discussed by SAS 61, SAS 89 and SAS 90; and

  Received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC that firm’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2008 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing by the Company with the SEC.

Richard J. Harrington, Chairman
Glenn A. Britt
William Curt Hunter
Robert A. McDonald

The Board of Directors recommends a vote

FOR

the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2009

OTHER MATTERS

Other Actions at Meeting

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Information About this Solicitation of Proxies

In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies without extra remuneration. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such person for the cost of forwarding the material. We have engaged Georgeson Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Georgeson Inc. a fee of $12,000 plus reimbursement of out-of-pocket expenses for this service. We will bear the cost of all proxy solicitation.

Confidential Voting

As a matter of policy, we keep confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and certain of our employees and our transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Communication With Non-Management Directors by Interested Parties

Under the Corporate Governance Guidelines, the Company provides a process for interested parties to send communications to the Board of Directors. The Corporate Governance Guidelines provide that interested parties desiring to communicate with the non-management Directors regarding the Company may directly contact the Chairman of the Corporate Governance Committee at the address as it appears on the Company’s website at www.xerox.com/about-xerox/citizenship/corporate-governance/guidelines.

Multiple Shareholders Having the Same Address

If you and other residents at your mailing address own shares of common stock through a broker, you may have received a notice from the broker notifying you that your household will be sent only one Annual Report and Proxy Statement. If you did not return the “opt-out” card attached to such notice you were deemed to have consented to such process. The broker or other holder of record will send at least one copy of the Annual Report and Proxy Statement to your address. You may revoke your consent at any time by calling (800) 542-1061. The revocation will be effective 48 hours after receiving your telephone notification. In any event, the Company will send a copy of the Annual Report and Proxy Statement to you if you address your written request to Xerox Corporation, Shareholder Services, P.O. Box 4505, Norwalk, CT 06856-4505 or call Shareholder Services at (203) 849-2315. If you are receiving multiple copies of annual reports and proxy statements at your address and would like to receive only one copy in your household, please contact us at this same address and telephone number.

Availability of Additional Information

Copies of the 2008 Annual Report of the Company have been distributed to shareholders (unless you have consented to electronic delivery). Additional copies and additional information, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (Form 10-K) filed with the SEC are available without charge from Xerox Corporation, P.O. Box 4505, Norwalk, Connecticut 06856-4505, Attention: Corporate Secretary. The Annual Report, Proxy Statement and Form 10-K are also available on the Company’s website at www.xerox.com/corporategovernance or http://www.edocumentview.com/XRX. Shareholders can receive proxy statements, annual reports, and other shareholder materials via electronic delivery. Registered shareholders (if you have your stock in certificate form) can sign up for electronic delivery at http://www.eTree.com/Xerox. Beneficial shareholders (if you hold your shares through a broker or financial institution) can sign up for electronic delivery at http://enroll.icsdelivery.com/xrx.

Notice and Access

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, Notice of Internet Availability of Proxy Materials (Notice) is being sent to the Company’s shareholders of record and beneficial owners. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a printed copy of the proxy materials, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS

Shareholder Proposals for 2010 Meeting

We expect to hold our 2010 Annual Meeting of Shareholders during the second half of May and to issue our Proxy Statement for that meeting during the first half of April.

Under the SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for the 2010 Annual Meeting of Shareholders, the proposal must be received by us at P.O. Box 4505, Norwalk, Connecticut 06856-4505, Attention: Corporate Secretary, no later than December 10, 2009.

Under our by-laws, any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2010 Annual Meeting of Shareholders must give the Company advance notice as described in the by-laws. To be timely, we must receive your notice for the 2010 Annual Meeting at our offices mentioned above no earlier than November 10, 2009 and no later than December 10, 2009. Nominations for director must be accompanied by written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected.

Corporate Governance Committee – Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by candidates. The Corporate Governance Guidelines require that a substantial majority of the Board should consist of independent directors. Any management representation should be limited to top Company management. Nominees are to be selected on the basis of, among other things, broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. Members should represent a predominance of business backgrounds and bring a variety of experiences and perspectives to the Board. Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 4505, Norwalk, Connecticut 06856-4505. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by a written consent by the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 10, 2009, will be considered for nomination at the 2010 Annual Meeting of Shareholders.

By order of the Board of Directors,

Don H. Liu
Senior Vice President, General Counsel and Secretary
April 9, 2009

002CS18007

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2009 (9:00 a.m., Central Time, May 19, 2009 for ESOP participants).

Vote by Internet Log on to the Internet and go to www.envisionreports.com/XRX Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Xerox Corporation Annual Meeting of Shareholders’ Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Glenn A. Britt				02 - Ursula M. Burns				03 - Richard J. Harrington

	04 - William Curt Hunter				05 - Robert A. McDonald				06 - Anne M. Mulcahy

	07 - N.J. Nicholas, Jr.				08 - Charles Prince				09 - Ann N. Reese

10 - Mary Agnes Wilderotter

B	Proposal — The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as Company’s independent registered public accounting firm for 2009.

Note: Such other business as may properly come before the meeting or any adjournment thereof.					Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Receive Proxy Materials Electronically

Your e-mail address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Xerox a significant portion of the costs associated with printing and mailing annual meeting materials, and Xerox encourages shareholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your e-mail address while voting online, or register at www.eTree.com/xerox.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Xerox Corporation

ANNUAL MEETING OF SHAREHOLDERS
9:00 A.M. THURSDAY, MAY 21, 2009
XEROX CORPORATE HEADQUARTERS
45 GLOVER AVENUE
NORWALK, CONNECTICUT, 06856

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FROM SHAREHOLDERS OF COMMON STOCK

The undersigned appoints RICHARD J. HARRINGTON, ANNE M. MULCAHY and MARY AGNES WILDEROTTER, and each of them (or if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of Xerox Corporation which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof (a) in accordance with the following ballot and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

NOTICE TO PARTICIPANTS IN THE EMPLOYEE STOCK OWNERSHIP PLAN
This card also constitutes voting instructions for participants in the Xerox Corporation Employee Stock Ownership Plan. A Participant who signs on the reverse side hereby instructs State Street Bank & Trust Company, Trustee, to vote all the shares of Common Stock of Xerox Corporation allocated to his or her Stock Account and a proportion of the shares of such Common Stock held in the ESOP Trust for which no instructions have been received in accordance with the following direction. ESOP participants must vote by 9:00 a.m., Central Time, Tuesday, May 19, 2009.

          IMPORTANT ANNUAL SHAREHOLDERS’ MEETING
          INFORMATION — YOUR VOTE COUNTS!

Xerox Corporation Shareholders’ Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the
Xerox Corporation Shareholders’ Meeting to be Held on May 21, 2009

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/XRX

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/XRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 11, 2009 to facilitate timely delivery.

Xerox Corporation Shareholders’ Meeting Notice

Xerox Corporation Annual Meeting of Shareholders will be held on Thursday, May 21, 2009 at the Xerox Corporation Corporate Headquarters, at 45 Glover Avenue, Norwalk, Connecticut, 06856 at 9:00 a.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:
     1. Nominees.
         01 - Glenn A. Britt
         02 - Ursula M. Burns
         03 - Richard J. Harrington
         04 - William Curt Hunter
         05 - Robert A. McDonald
         06 - Anne M. Mulcahy
         07 - N.J. Nicholas, Jr.
         08 - Charles Prince
         09 - Ann N. Reese
         10 - Mary Agnes Wilderotter

2.	Ratification of the selection of PricewaterhouseCoopers LLP as Company’s independent registered public accounting firm for 2009.

     Note: Such other business as may properly come before the meeting or any adjournment thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the Xerox Corporation 2009 Annual Meeting of Shareholders - 45 Glover Avenue, Norwalk, CT 06850

From the Merritt Parkway (CT15)

North Bound – From NYC
Take exit 39B to merge onto US-7 N toward Norwalk/Danbury
Turn right at Grist Mill Rd/US-7 (signs for US-7/Wilton/Danbury
Turn right at Glover Ave.
Turn right at 45 Glover Ave. and follow the driveway to the front of the building

From the Merritt Parkway (CT15)

South Bound – From New Haven
Take exit 40B toward US-7/Danbury
Turn left at Creeping Hemlock Dr
Go diagonally across Main St. onto Glover Ave.
Go over railroad tracks, bearing right on Glover Ave.
Turn left at 45 Glover Ave. and follow the driveway to the front of the building

From I-95

North Bound – From NYC
Take exit 15 to merge onto US-7 N toward Norwalk/Danbury
Turn right at Grist Mill Rd/US-7 (signs for US-7/Wilton/Danbury)
Turn right at Glover Ave.
Turn right at 45 Glover Ave. and follow the driveway to the front of the building

From I-95

South Bound – From New Haven
Take exit 15 to merge onto US-7 N toward Norwalk/Danbury
Turn right at Grist Mill Rd/US-7 (signs for US-7/Wilton/Danbury)
Turn right at Glover Ave.
Turn right at 45 Glover Ave. and follow the driveway to the front of the building

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or e-mail options below.

E-mail copies: Current and future e-mail delivery requests must be submitted via the Internet following the instructions below. If you request an e-mail copy of current materials you will receive an e-mail with a link to the materials.

PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.envisionreports.com/XRX Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or e-mail copy of the current meeting materials and submit your preference for e-mail or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order by mail a paper copy of the materials for the meeting. You can also submit a preference to receive a paper copy for future meetings.

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E-mail – Send e-mail to investorvote@computershare.com with “Proxy Materials Xerox” in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the e-mail that you want a paper copy of the meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 11, 2009.